Exhibit 10.24
STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT, dated as of November 9, 2007, is by and among INTERSECTIONS INC., a Delaware corporation (“Purchaser”), NET ENFORCERS, INC., a Florida corporation (the “Company”), and JOSEPH C. LOOMIS, a Florida resident (“Seller”). Certain capitalized terms used but not defined in the text hereof shall have the meanings ascribed to them in Section 11.1 hereof.
RECITALS
     A. Seller owns all of the issued and outstanding capital stock of the Company.
     B. Purchaser desires to purchase and acquire from Seller, and Seller desires to sell and transfer to Purchaser, all of the shares of Company Stock which are issued and outstanding immediately prior to the Closing for the consideration set forth herein, and upon the terms and subject to the conditions set forth in this Agreement and the related documents to be executed and delivered in connection herewith (the “Acquisition”).
     NOW, THEREFORE, in consideration of the covenants, representations and warranties set forth herein, intending to be legally bound hereby, the parties agree as follows:
ARTICLE 1
THE ACQUISITION
     1.1 The Acquisition. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase and acquire from Seller, and Seller shall sell and transfer to Purchaser, all shares of Company Stock issued and outstanding immediately prior to the Closing for and in exchange of the Purchase Price. Immediately following the Closing, Purchaser shall own all of the issued and outstanding equity and any other ownership interests of the Company.
     1.2 Closing. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Acquisition (the “Closing”), will take place within three (3) Business Days following satisfaction or waiver of the conditions set forth in Article 7, at the offices of Venable LLP, 8010 Towers Crescent Drive, Suite 300, Vienna, Virginia 22182, unless another place or time is agreed to by the parties (the “Closing Date”).
     1.3 Purchase Price; Closing Deliverables.
          (a) On the terms and subject to the conditions set forth in this Agreement, Purchaser agrees to deliver the amounts set forth in this Section 1.3(a) (collectively, the “Purchase Price”). The Purchase Price shall be subject to adjustment after Closing in accordance with Section 1.4. The Purchase Price shall be payable as follows:
               (i) Fourteen Million Dollars ($14,000,000) in cash (less any and all amounts paid pursuant to Section 1.3(a)(ii)) (the “Closing Payment”) shall be paid to Seller at Closing by wire transfer of immediately available funds to such bank account or accounts as per written instructions of Seller, given to Purchaser at least three (3) days prior to the Closing (with such Closing Payment subject to adjustment at the Closing in accordance with Section 1.4(b));
               (ii) An aggregate amount equal to any Company Expenses, including any and all amounts contemplated by the release described in Section 7.3(h), and any Company Debt outstanding as of the Closing Date, shall be paid to each of the payees with respect to such Company Expenses and the holders of such Company Debt at Closing by wire transfer of immediately available funds to such bank account or accounts as per written instructions of such payees and holders, which wire instructions (and payoff letters with respect to such Company Debt) shall be given to Purchaser at least three (3) days prior to the Closing, and Purchaser shall reduce the amount of the Closing Payment to be paid to Seller by the sum of such aggregate amount paid; and
               (iii) In the event that the terms and conditions of Section 1.5 are satisfied, up to an additional Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Earnout”) shall be paid to Seller in one payment or separate payments after the Closing, pursuant to the terms and conditions of Sections 1.5 and 1.6 hereof.
          (b) Additionally, at the Closing Purchaser shall deliver to Seller the documents and instruments specified in Section 7.2, and shall deliver or cause to be delivered to Seller such additional documents as may reasonably be requested by Seller in order to carry out the intentions and purposes of this Agreement.
          (c) At the Closing Seller and the Company shall deliver or cause to be delivered to Purchaser the documents and instruments specified in Section 7.3, and shall deliver or cause to be delivered to Purchaser such additional documents as may reasonably be requested by Purchaser in order to carry out the intentions and purposes of this Agreement.
     1.4 Potential Purchase Price Adjustments.
          (a) As used herein, (1) “Closing Cash Balances” means an amount equal to the value of all of the Company’s unrestricted cash and cash equivalents as of the close of business on the Closing Date; (2) “Closing Debt” means the Company’s Debt as of the Closing of business on the Closing Date (other than Debt paid at Closing pursuant to Section 1.3(a)(ii)); (3) “Closing Working Capital Amount” means an amount equal to the value of all of the Company’s inventory, accounts receivable, prepaid expenses and all other current assets of the Company (exclusive of Closing Cash Balances) less the current liabilities of the Company (including accounts payable, accrued Taxes, accrued expenses and prepaid revenues, including those certain prepaid revenues described on Schedule 1.4(a)(2), and including Company Expenses, other than Company Expenses paid at Closing pursuant to Section 1.3(a)(ii)), in each case as of the close of business on the Closing Date; and (4) “Closing Assets” means an amount equal to the value of all of the Assets less an amount equal to all of the Company’s Liabilities (including Company Expenses, other than Company Expenses paid at Closing pursuant to Section 1.3(a)(ii)), in each case as of the close of business on the Closing Date; as each such capitalized and underscored term in the foregoing clauses (1) through (4) is determined from and set forth with (i) the balance sheet of the Company as of the close of business on the Closing Date, as finalized pursuant to Section 1.4(c) or Section 1.4(d) (the “Closing Balance Sheet”), or

(ii) the Company’s good faith estimate of the Closing Balance Sheet, delivered pursuant to Section 1.4(b) (the “Estimated Closing Balance Sheet”), as applicable.
          (b) Not less than three (3) Business Days prior to the scheduled Closing Date, the Company will prepare and furnish to Purchaser a schedule describing all outstanding Company Expenses and Company Debt (and the payees and holders thereof), which amounts shall be paid pursuant to Section 1.3(a)(ii), and the Estimated Closing Balance Sheet, which will be prepared in accordance with GAAP and on an accrual basis, will be in reasonable detail and accompanied by such other financial information and methods of calculation as may be reasonably necessary for Purchaser to evaluate the accuracy thereof, and will include estimated calculations of Closing Cash Balances, Closing Debt, Closing Working Capital Amount and Closing Assets. The Closing Payment will be (x) reduced at Closing by the sum of (A) any shortfall between the Closing Cash Balances shown on the Estimated Closing Balance Sheet and a target of $150,000, plus (B) Closing Debt shown on the Estimated Closing Balance Sheet, plus (C) any shortfall between the Closing Working Capital Amount shown on the Estimated Closing Balance Sheet and a target of $0, plus (D) any shortfall between the Closing Assets shown on the Estimated Closing Balance Sheet and a target of $200,000 (such sum, the “Closing Payment Adjustment”) and then (x) in the event that the Closing Working Capital Amount shown on the Estimated Closing Balance Sheet is greater than a target of $0, increased by the excess of such Closing Working Capital Amount over a target of $0 (such adjustment, the “Closing Payment Working Capital Adjustment”).
          (c) Within ninety (90) days after the Closing, Purchaser will prepare and furnish to Seller a draft Closing Balance Sheet, which will be in reasonable detail and accompanied by such other financial information and methods of calculation as may be reasonably necessary for Seller to evaluate the accuracy thereof. Purchaser’s draft Closing Balance Sheet will set forth Purchaser’s calculation of Closing Cash Balances, Closing Debt, Closing Working Capital Amount and Closing Assets and, if applicable, Purchaser’s calculation of the Purchase Price adjustment required by Section 1.4(e). Seller will have a period of thirty (30) days after receipt of Purchaser’s draft Closing Balance Sheet to notify Purchaser in writing of its election to accept or reject Purchaser’s draft Closing Balance Sheet and any Purchase Price adjustment resulting therefrom (and in the case of a rejection, there must be included in such notice the reasons for rejection in reasonable detail and Seller’s calculations thereof). In the event no written notice is received by Purchaser during such 30-day period (or earlier upon a written notice from Seller agreeing thereto), Purchaser’s draft Closing Balance Sheet and the accompanying calculation of Closing Cash Balances, Closing Debt, Closing Working Capital Amount, Closing Assets, and any Purchase Price adjustment resulting therefrom, will be deemed accepted by Seller and final and binding on the parties hereto.
          (d) In the event Seller timely rejects Purchaser’s draft Closing Balance Sheet and any Purchase Price adjustment resulting therefrom, Purchaser and Seller will promptly (and in any event within 20 days following the date upon which Purchaser receives written notice from Seller that Seller rejects Purchaser’s draft Closing Balance Sheet) attempt to make a joint determination of the Closing Balance Sheet and any Purchase Price adjustment resulting therefrom. If the parties are unable to agree upon the final determination of the Closing Balance Sheet within such 20-day period, then Purchaser and Seller will submit the issues in dispute to an independent certified public accountant jointly chosen by Seller and Purchaser, which will act as the arbitrator of the issues in dispute (the “Arbitrator”). In making its determination, the Arbitrator will consider only those items or amounts in Purchaser’s draft Closing Balance Sheet and its calculations of Closing Cash Balances, Closing Debt, Closing Working Capital Amount, Closing Assets and the Purchase Price adjustment required by Section 1.4(e) as to which Seller has disagreed. The determination of the Arbitrator shall be set forth in a written notice delivered to Purchaser and Seller by Arbitrator and will be binding and conclusive on the parties; provided, however, that in no event will the Arbitrator’s calculation of the Purchase Price adjustment required by Section 1.4(e) be more in favor of Purchaser than the amount thereof shown in Purchaser’s draft Closing Balance Sheet and its calculations of Closing Cash Balances, Closing Debt, Closing Working Capital Amount, Closing Assets and the Purchase Price adjustment nor more in favor of Seller than the amount thereof shown in Seller’s calculation thereof delivered pursuant to Section 1.4(c). Purchaser and Seller will each bear 50% of the fees and expenses of the Arbitrator for such determination.
          (e) (i) The “Post-Closing Adjustment Amount” shall be equal to the sum of (A) any shortfall between the Closing Cash Balances shown on the Closing Balance Sheet and a target of $150,000, plus (B) Closing Debt shown on the Closing Balance Sheet, plus (C) any shortfall between the Closing Working Capital Amount shown on the Closing Balance Sheet and a target of $0, plus (D) any shortfall between the Closing Assets shown on the Closing Balance Sheet and a target of $200,000, and the “Post-Closing Working Capital Adjustment Amount” shall be equal to the amount (if any), by which the Closing Working Capital Amount shown on the Closing Balance Sheet is greater than a target of $0.
               (ii) If the Post-Closing Adjustment Amount is greater than the Closing Payment Adjustment, then the Purchase Price shall be reduced on a dollar-for-dollar basis by the amount of such difference, and if the Closing Payment Adjustment is greater than the Post-Closing Adjustment Amount, then the Purchase Price shall be increased on a dollar-for-dollar basis by the amount of such difference. In addition, if the Post-Closing Working Capital Adjustment Amount is greater than the Closing Payment Working Capital Adjustment, then the Purchase Price shall be increased on a dollar-for-dollar basis by the amount of such difference, and if the Closing Payment Working Capital Adjustment is greater than the Post-Closing Working Capital Adjustment Amount, then the Purchase Price shall be reduced on a dollar-for-dollar basis by the amount of such difference.
               (iii) The amount of any aggregate negative Purchase Price adjustment (determined pursuant to subsection (ii) above) will be paid by Seller to the Purchaser (and Seller shall be responsible for such payment), and the amount of any positive Purchase Price adjustment (determined pursuant to subsection (ii) above) will be paid by Purchaser to Seller, in either case within three (3) Business Days after the final determination thereof.

     1.5 Earnout.
          (a) Subject to the terms and conditions of this Section 1.5 and Section 1.6, in the event that the terms and conditions of this Section 1.5 are satisfied, the Earnout shall be paid to Seller in one payment or separate payments (as described herein) based on the Company Business Unit’s Revenue and EBITDA Margins during the Earnout Periods following the Closing. For purposes hereof, (1) “Revenue” means the Company Business Unit’s net revenue measured for a particular Earnout Period of twelve (12) consecutive calendar months ending on or prior to the Earnout Termination Date and as adjusted pursuant to Schedule 1.5(a), (2) “EBITDA” means the Company Business Unit’s net income, plus interest expense, plus tax expense, plus depreciation, plus amortization expense measured for a particular Earnout Period and as adjusted pursuant to Schedule 1.5(a), (3) “EBITDA Margin” means the Company Business Unit’s EBITDA divided by the Company Business Unit’s Revenue, in each case for a particular Earnout Period, (4) “Earnout Period” means each period of twelve (12) full consecutive calendar months that begins after the Closing Date and ends on or before the Earnout Termination Date (the parties hereto acknowledge that there shall be forty-nine (49) such periods between the Closing Date and the Earnout Termination Date), (5) “Earnout Termination Date” means the last day of the sixtieth (60th) full calendar month beginning after the Closing Date and (6) “Corporate Overhead Charges” shall mean the charges for general corporate oversight, advice, guidance and assistance provided by Purchaser or any of its Affiliates to the Company Business Unit after the Closing, but shall not include charges for specific services purchased by the Company Business Unit from Purchaser or any such Affiliate or other Person. (For example, Corporate Overhead Charges shall include charges for general human resources advice provided by Purchaser or any of its Affiliates to the Company Business Unit, but shall not include charges for payroll processing if the Company Business Unit procures these services through Purchaser.) Each of Revenue and EBITDA will be determined in accordance with GAAP. In determining EBITDA for a particular Earnout Period, Corporate Overhead Charges allocated to the Company Business Unit shall not exceed 2.5% of Revenue for such Earnout Period.
          (b) Subject to Section 1.6:
               (1) Seller shall be entitled to an Earnout payment of Five Hundred Thousand Dollars ($500,000) the first time that Revenue for any Earnout Period exceeds Seven Million Five Hundred Thousand Dollars ($7,500,000) and EBITDA Margin for such Earnout Period exceeds 25%;
               (2) Seller shall be entitled to an additional Earnout payment of Five Hundred Thousand Dollars ($500,000) the first time that Revenue for any Earnout Period exceeds Ten Million Dollars ($10,000,000) and EBITDA Margin for such Earnout Period exceeds 27.5%;
               (3) Seller shall be entitled to an additional Earnout payment of Six Hundred Twenty-Five Thousand Dollars ($625,000) the first time that Revenue for any Earnout Period exceeds Fifteen Million Dollars ($15,000,000) and EBITDA Margin for such Earnout Period exceeds 30%;

               (4) Seller shall be entitled to an additional Earnout payment of Eight Hundred Seventy-Five Thousand Dollars ($875,000) the first time that Revenue for any Earnout Period exceeds Twenty Million Dollars ($20,000,000) and EBITDA Margin for such Earnout Period exceeds 35%; and
               (5) Seller shall be entitled to an additional Earnout payment of One Million Dollars ($1,000,000) the first time that Revenue for any Earnout Period exceeds Twenty-Five Million Dollars ($25,000,000) and EBITDA Margin for such Earnout Period exceeds 40%.
More than one Earnout payment may be paid to Seller for a particular Earnout Period if the conditions for more than one (1) Earnout payment set forth herein have been met for such Earnout Period.
          (c) Unless Purchaser has already paid to Seller the entire Earnout, Purchaser will prepare and furnish to Seller in writing within sixty (60) days following the end of such Earnout Period Purchaser’s calculation of Revenue, EBITDA Margin and the amount of any Earnout payment for such Earnout Period to which Seller is entitled pursuant to Section 1.5(b) (each such writing, an “Earnout Proposal”). Each Earnout Proposal will be in reasonable detail and accompanied by such other financial information and methods of calculation as may be reasonably necessary for Seller to evaluate the accuracy thereof. Seller will have a period of thirty (30) days after receipt of Purchaser’s Earnout Proposal to notify Purchaser in writing of its election to accept or reject Purchaser’s Earnout Proposal (and in the case of a rejection, there must be included in such notice the reasons for rejection in reasonable detail and Seller’s calculations thereof). In the event no written notice is received by Purchaser during such 30-day period (or earlier upon a written notice from Seller agreeing thereto), Purchaser’s Earnout Proposal will be deemed accepted by Seller and final and binding on the parties hereto. The procedures and timeframes established pursuant to Section 1.4(d) shall apply in the event that Seller timely rejects Purchaser’s Earnout Proposal.
          (d) Subject to Section 1.6, the amount of any Earnout payment finally determined pursuant to Section 1.5(c) will be paid by Purchaser to Seller within three (3) Business Days after such determination.
     1.6 Holdback Amount. Notwithstanding anything herein to the contrary, Purchaser shall retain, in accordance with the terms of this Section 1.6, from any amounts otherwise payable under Section 1.5 as part of the Earnout, an amount (the “Holdback Amount”) equal to One Million Five Hundred Thousand Dollars ($1,500,000), and, until such date as Purchaser has so retained such amount in full (such date, the “Funded Holdback Date”), no payments with respect to the Earnout shall be made to Seller. Following the Funded Holdback Date, Purchaser shall pay to Seller, in accordance with Section 1.5, any additional amounts otherwise payable under Section 1.5 as part of the Earnout to the extent that such additional amounts exceed the Holdback Amount. The Holdback Amount shall serve as security for, and be available to satisfy, any payment obligations of Seller under Section 1.4(e) and/or Section 6.11 and/or any indemnification obligations of Seller under Article 8 of this Agreement. Any remaining Holdback Amount less amounts deducted from the Holdback Amount in connection with any payment under Section 1.4(e) and/or Section 1.6 and/or indemnity claims pursuant to Article 8 of this Agreement and less the aggregate amount of any then-outstanding indemnity claims), if any, shall be paid by Purchaser to Seller on the date thirty (30) days following the third anniversary of the Tax Return Filing Date.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company and Seller hereby represent and warrant to Purchaser as follows:
     2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and has full corporate power and authority to conduct the Business as now conducted and to own, use, license and lease the Assets. The Company is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of the Assets, or the conduct or nature of the Business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that would not reasonably be expected to have a Material Adverse Effect. Schedule 2.1 attached hereto sets forth each jurisdiction where the Company is so qualified, licensed or admitted to do business as a foreign corporation.
     2.2 Authority; Binding Agreements. The Company has full corporate power and authority to execute and deliver this Agreement and the other agreements which are attached (or forms of which are attached) as exhibits hereto (the “Ancillary Agreements”) to which the Company is or will become a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is or will become a party, the consummation by the Company of the transactions contemplated hereby and thereby, and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action of the Company, and no other corporate action on the part of the Company is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is or will become a party, or the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which the Company is or will become a party have been or will be, as applicable, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof (and, in the case of the Ancillary Agreements to which Purchaser is a party, thereof) by, and enforceability against, Purchaser, each constitutes or will upon execution and delivery constitute, as applicable, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

     2.3 Capital Stock.
          (a) The authorized capital stock of the Company consists of One Hundred (100) shares of stock (the “Company Stock”), all of which shares of Company Stock are issued and outstanding. All of the issued and outstanding shares of Company Stock are validly issued, fully paid and non-assessable, have not been issued in violation of any federal or state securities Laws, and are owned beneficially and of record by Seller.
          (b) No Company Stock has been issued subject to a repurchase option or buy-back agreement on the part of the Company.
          (c) There are no outstanding Company Options or other Equity Equivalents or any agreements, arrangements or understandings to which the Company is a party (written or oral) to issue any Company Options or other Equity Equivalents. There is no stock plan of the Company or Seller or any of their respective Affiliates pursuant to which Company Options or other Equity Equivalents are issued and outstanding or are available for issuance.
          (d) There are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Company Stock created by statute, the articles of incorporation or bylaws of the Company, or any agreement or other arrangement to which the Company is a party (written or oral) or to which it is bound, and there are no agreements, arrangements or understandings to which the Company is a party (written or oral) pursuant to which the Company has the right to elect to satisfy any Liability by issuing Company Stock or Equity Equivalents. No shares of Company Stock have been issued in violation of any preemptive or similar rights, including rights of first refusal or first offer.
          (e) The Company is not a party or subject to any agreement, arrangement or understanding, and there is no agreement, arrangement or understanding between or among any Persons which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of shares with respect to Company Stock, including any voting trust agreement or proxy.
     2.4 No Subsidiaries. The Company has no (and prior to the Closing will have no) Subsidiaries and does not (and prior to the Closing will not) otherwise hold any equity, membership, partnership, joint venture or other ownership interest or Investment Assets in any Person.
     2.5 Directors, Officers and Employees. The names of each director and officer of the Company on the date hereof, and his or her position with the Company are listed in Schedule 2.5 attached hereto. No claims for indemnification by any current or former director, officer or other employee of the Company are currently outstanding, and no basis exists for any such claim for indemnification.
     2.6 No Conflicts; Approvals. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is or will be a party does not and will not upon execution and delivery, and the performance by the Company of its obligations under this Agreement and the Ancillary Agreements to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws of the Company;
          (b) subject to obtaining or making the Approvals disclosed in Schedule 2.6(c), if any, result in a violation or breach of, or a conflict with, any Law or Order applicable to the Company or any of the Assets; or
          (c) except as disclosed in Schedule 2.6(c) attached hereto, (i) result in a violation or breach of or conflict with, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Company to obtain or make any Approval to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Company or any of the Assets under or (vii) result in the loss of any benefit under, any of the terms, conditions or provisions of any Contract or License to which the Company is a party or by which any of the Assets are bound.
Subject to obtaining or making the Approvals disclosed in Schedule 2.6(c), no Approval is required to be obtained from or made with any Governmental or Regulatory Authority by the Company in connection with the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is or will be a party, and the performance by the Company of its obligations under this Agreement and the Ancillary Agreements to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby.
     2.7 Company Financial Statements. Schedule 2.7 attached hereto sets forth (a) the unaudited balance sheet of the Company as of September 30, 2007 and profit and loss statements for the period from January through September, 2007, and (b) the unaudited balance sheet of the Company as of December 31, 2006, and December 31, 2005, and the profit and loss statements for each of the fiscal years then ended (collectively, the “Company Financials”). The Company Financials are complete and correct in all material respects, are in accordance with the Books and Records of the Company and present fairly, in all material respects, the financial condition and operating results of the Company as of the dates and during the periods indicated therein.
     2.8 Books and Records; Organizational Documents. Except as disclosed in Schedule 2.8 attached hereto, copies of the minute books and stock record books of the Company (a) have been provided or made available to Purchaser or its counsel prior to the execution of this Agreement, and (b) are complete and correct. Except as disclosed in Schedule 2.8, such minute books contain a true and complete record of actions taken at meetings and by all written consents in lieu of meetings of the directors, stockholders and committees of the board of directors of the Company from the date of the incorporation through the date hereof.
     2.9 Absence of Changes. Since December 31, 2006, except as set forth in Schedule 2.9, there has not been any event which has had or is reasonably expected to have any Material

Adverse Effect. Without limiting the generality of the foregoing sentence, and except as set forth on Schedule 2.9, since December 31, 2006:
          (a) The Company has not entered into any Contract or License (other than with Purchaser or its Affiliates), commitment or transaction or incurred any Liabilities outside of the ordinary course of business;
          (b) The Company has not entered into any strategic alliance, joint development or joint marketing Contract;
          (c) there has not been any amendment or other modification (or agreement to do so) or violation of the terms of, any of the Contracts set forth or described in Schedule 2.18(a);
          (d) The Company has not entered into any transaction with any officer, director, stockholder, Affiliate or Associate of the Company, other than pursuant to any Contract disclosed to Purchaser pursuant to Schedule 2.20(a) or other than pursuant to any Contract of employment listed pursuant to Schedule 2.l8(a);
          (e) The Company has not entered into or amended any Contract or License pursuant to which any other Person is granted production, marketing, distribution, licensing or similar rights of any type or scope with respect to any products or services of the Company or Company Intellectual Property, other than as contemplated by the Contracts and Licenses disclosed in Schedule 2.18(a);
          (f) no Action or Proceeding has been commenced or, to the knowledge of Seller and/or the Company, has been threatened, by or against the Company;
          (g) The Company has not declared or set aside or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any Company Stock or Equity Equivalents, or effected or approved any split, combination or reclassification of any Company Stock or Equity Equivalents, or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Stock or Equity Equivalents, or repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of Company Stock or Equity Equivalents;
          (h) (1) The Company has not issued, granted, delivered, sold or authorized or proposed to issue, grant, deliver or sell, or purchased or proposed to purchase, any shares of Company Stock or Equity Equivalents, (2) the Company has not modified or amended the rights of any holder of any outstanding shares of Company Stock or Equity Equivalents, and (3) there have not been any agreements, arrangements, plans or understandings obligating the Company to make any such modification or amendment;
          (i) there has not been any amendment to the Company’s articles of incorporation or bylaws;
          (j) there has not been any transfer (by way of a Contract, License or otherwise) to any Person of rights to any Company Intellectual Property, and the Company has

used all commercially reasonable to secure all Company Intellectual Property from unauthorized disclosure or removal from the Company premises by the Company personnel or contractors or any other persons or entities;
          (k) The Company has not made or agreed to make any disposition or sale of, waiver of rights to, license or lease of, or incurrence of any Lien on, any of the Assets, other than dispositions of inventory, or nonexclusive licenses of assets or properties in the ordinary course of business of the Company;
          (l) The Company has not made or agreed to make any purchase of any assets or properties of any Person other than (i) acquisitions of inventory, or licenses of assets or properties, in the ordinary course of business of the Company, and (ii) other acquisitions in an amount not exceeding Twenty-Five Thousand Dollars ($25,000) in the case of any individual item or Fifty Thousand Dollars ($50,000) in the aggregate;
          (m) The Company has not made or agreed to make any capital expenditures or commitments for additions to property, plant or equipment of the Company constituting capital assets in the aggregate in an amount exceeding Fifty Thousand Dollars ($50,000);
          (n) The Company has not made or agreed to make any write-off or write-down, any determination to write off or write-down, or revalue, any of the Assets, or change any reserves or Liabilities associated therewith, in the aggregate in an amount exceeding Twenty-Five Thousand Dollars ($25,000);
          (o) The Company has not made or agreed to make payment, discharge or satisfaction, in an amount in excess of Five Thousand Dollars ($5,000), in any one case, or Twenty-Five Thousand Dollars ($25,000) in the aggregate, of any claim, Liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in Company Financials and other than Liabilities incurred in the ordinary course of business since December 31, 2006;
          (p) The Company has not failed to pay or otherwise satisfy any Liabilities presently due and payable of the Company;
          (q) The Company has not incurred any Debt or guaranteed any Debt of any other Person, and has not issued or sold any debt securities of the Company or guaranteed any debt securities of others;
          (r) The Company has not granted any severance or termination pay to any director, officer, employee or consultant of the Company;
          (s) The Company has not (i) granted or approved any increase in salary, rate of commissions, rate of consulting fees or any other compensation of any current or former officer, director, stockholder, employee, independent contractor or consultant of the Company, or (ii) paid or agreed or made any commitment to pay any discretionary or stay bonus;

          (t) The Company has not paid or approved the payment of any consideration of any nature whatsoever (other than salary, commissions or consulting fees and customary benefits paid to any current or former officer, director, stockholder, employee or consultant of the Company in the ordinary course of business) to any current or former officer, director, stockholder, employee, independent contractor or consultant of the Company;
          (u) The Company has not adopted, entered into, amended, modified or terminated (partially or completely) any Plan;
          (v) The Company has not made any change in accounting policies, principles, methods, practices or procedures (including for bad debts, allocation of corporate expenses, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense);
          (w) The Company has not commenced or terminated, or made any material change in, any line of business;
          (x) there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or Equipment of the Company in the aggregate in an amount exceeding Fifty Thousand Dollars ($50,000); and
          (y) neither the Company, its Affiliates nor Seller has entered into or approved any contract, arrangement or understanding to do, engage in or cause or having the effect of any of the foregoing by the Company, including with respect to any Business Combination not otherwise restricted by the foregoing paragraphs.
     2.10 No Undisclosed Liabilities. Except as reflected or reserved against in Company Financials or as disclosed in Schedule 2.10, there are no Liabilities of the Company or affecting any of the Assets or the Business.
     2.11 Taxes. Except as set forth on Schedule 2.11:
          (a) The Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code since January 1, 2005, and will be an S corporation up to and including the Closing Date.
          (b) The Company has properly prepared and timely filed all Tax Returns required to be filed. All such Tax Returns are true, correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid except for Taxes not yet due. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. The Company has not received any notice of Tax deficiency or additional assessment from any Governmental or Regulatory Authority with respect to Liabilities for Taxes payable by the Company that has not been fully paid or finally settled. No claim has ever been made by any Governmental or Regulatory Authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens with respect to Taxes on any of the Assets.

          (c) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to or on behalf of any employee, independent contractor, creditor, stockholder or other third party (including any nonresident alien or foreign corporation pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under any foreign Tax laws), and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.
          (d) No reasonable basis exists for, and no shareholder, director or officer (or employee responsible for Tax matters) of the Company has knowledge of any intention or threat by, any Governmental or Regulatory Authority to assess any additional Taxes for any period for which Tax Returns have been filed. There are no disputes pending in respect of, or claims asserted by a Governmental or Regulatory Authority for Taxes for which the Company or Seller may be liable, nor are there any pending, or, to the knowledge of Seller and/or the Company, threatened (whether orally or in writing), audits, investigations or outstanding matters under discussion with any Governmental or Regulatory Authority with respect to the Taxes for which the Company or Seller may be liable.
          (e) Schedule 2.11(e) lists all federal, state, local, and foreign income or franchise Tax Returns and material Tax elections filed with respect to the Company filed since January 1, 2004, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered or made available to Purchaser true, correct and complete copies of all of the Company’s federal income Tax Returns filed since January 1, 2004 and all Tax opinions and examination reports received, and statements of Tax deficiencies assessed against or agreed to, by or on behalf of the Company. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Internal Revenue Code. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (f) The Company is not a party to or bound by (and will not prior to the Closing become a party to or bound by) any Tax indemnity, Tax allocation, Tax sharing or gain recognition agreement (whether written, unwritten or arising under operation of federal Law as a result of being a member of a group filing consolidated Tax Returns (other than a group the common parent of which is or was the Company), under operation of state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions). The Company has not been, and will not be, required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending on or after the Closing Date as a result of (A) any change in method of accounting for a Tax period ending on or prior to the Closing Date under Section 481 of the Internal Revenue Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (B) any “closing agreement” as described in Section 7121 of the Internal Revenue Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (C) any deferred inter-Company gain or any excess loss account described in the Treasury Regulations under Section 1502 of the Internal Revenue Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (D) any installment sale or open transaction disposition made on or prior to the Closing Date; (E)any prepaid amount received on or prior to the Closing Date; or (F) the application of Section 263A of the Internal Revenue Code (or any corresponding or similar provision of state, local or foreign income Tax Law) with respect to a Tax period ending on or prior to the Closing Date.
          (g) The Company (A) has never been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Internal Revenue Code) filing a consolidated federal income Tax Return, and (B) has no Liability for the Taxes of any Person other than the Company (i) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise.
          (h) The Company has not made any payments, is not obligated to make any payments, and is not a party to any Contract, agreement or arrangement covering any current or former employee or consultant of the Company that under certain circumstances could require it to make or give rise to any payments that are not fully deductible as a result of the provisions set forth in Section 280G of the Internal Revenue Code or the Treasury Regulations thereunder (or any corresponding provisions of state, local or foreign Tax Law) or would result in an excise Tax to the recipient of any such payment under Section 4999 of the Internal Revenue Code. The Company has no liability for the Taxes of any other person either as a transferee under Section 6901 of the Internal Revenue Code, or any similar provision of state, local or foreign law, as a successor, or by contract or otherwise.
          (i) None of the Company’s Liabilities is an obligation to make a payment that is not deductible under Section 280G of the Internal Revenue Code.
          (j) The unpaid Taxes of the Company (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.
          (k) The Company is not party to or bound by any written ruling or agreement, or to the knowledge of Seller and/or the Company any other agreement, with any Governmental or Regulatory Authority which would have continuing effect in any Tax period of the Company for which a Tax Return has not yet been filed.
          (l) The Company has timely disclosed any “reportable transaction” required to be disclosed under Section 6011 of the Internal Revenue Code on a federal Tax Return with respect to any taxable year ending on or before the Closing Date. Except for these “reportable transaction” disclosures, the Company has not, directly or indirectly, engaged in a “reportable transaction” within the meaning of Section 6011 of the Internal Revenue Code and the Treasury Regulations thereunder on or before the Closing Date.
          (m) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and the Company has not participated in an international boycott within the meaning of Section 999 of the Internal

Revenue Code. The Company does not and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.
          (n) The Company is not party to any joint venture, partnership, or other arrangement or contract that would be treated as a partnership for federal income Tax purposes.
          (o) The amount of built-in gain that the Company would recognize under Section 1374 of the Internal Revenue Code upon a sale of all of its assets for fair market value on or before the Closing Date would not exceed Three Hundred Fifty Thousand Dollars ($350,000).
     2.12 Legal Proceedings. Except as set forth in Schedule 2.12:
          (a) there are no Actions or Proceedings pending or, to the knowledge of Seller and/or the Company, threatened, against or adversely affecting the Company or any of the Assets or the Business;
          (b) there are no Orders outstanding against or adversely affecting the Company or any of the Assets or the Business; and
          (c) there are no facts or circumstances known to Seller and/or the Company that would reasonably be expected to give rise to any Action or Proceeding against or adversely affecting the Company or any of the Assets or the Business.
     Schedule 2.12 sets forth all Actions or Proceedings against or affecting, or, to the knowledge of Seller and/or the Company, threatened against or adversely affecting the Company or any of the Assets or the Business during the three-year period prior to the date of this Agreement.
     2.13 Compliance with Laws and Orders.
          (a) The operation of the Business as currently conducted does not violate any Law or Order applicable to the Company or any of the Assets, nor does it constitute unfair competition or deceptive or unfair trade practices, or the so-called unauthorized practice of law, under any Law. Neither the Company nor any of its directors, officers, Affiliates, agents or employees has violated or is currently in default or violation under, any Law or Order applicable to the Company or any of the Assets, including any Law with respect to unfair competition, unfair trade practices, or the so-called unauthorized practice of law.
          (b) The Company has all Permits required by any Law or any Governmental or Regulatory Authority for the conduct of the Company’s business as presently conducted. Each of such Permits is in full force and effect and the Company is in compliance with the terms and requirements thereof, and no such Permit is subject to any conditions or limitations other than those applicable to permits of that kind generally. All Permits of the Company are listed on Schedule 2.13 (the “Company’s Permits”) and the Company has made available to Purchaser a true and correct copy of each such Permit. No loss or expiration of any Permit is pending or, to the knowledge of Seller and/or the Company, threatened (including as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby and which terms, except as set forth on Schedule 2.13, do not expire within ninety (90) days from the date hereof.
     2.14 Plans; ERISA.
          (a) All of the Plans of the Company and its ERISA Affiliates are listed on Schedule 2.14(a). Copies of all such Plans and written descriptions of any oral Plans have been made available to Purchaser, along with annual reports (Forms 5500) required for any Plan for the last three (3) years. To the extent applicable, each Plan has been maintained and administered in accordance with its terms and all applicable Laws, including but not limited to the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”) and the Internal Revenue Code. Any Plan intended to be qualified under Section 401(a) of the Internal Revenue Code or tax-exempt under Section 501(a) of the Internal Revenue Code is so qualified or tax-exempt and is subject to a current opinion or determination letter from the Internal Revenue Service regarding such qualification or tax exemption, which has been made available to Purchaser. No Plan is covered by Title IV of ERISA or Section 412 of the Internal Revenue Code. Neither the Company nor any of its ERISA Affiliates has been a contributing employer to any multiemployer plan as defined under Section 4001 of ERISA. Neither the Company nor any officer or director of the Company has incurred any Liability or penalty under Section 4971 through 4980E of the Internal Revenue Code or Title 1 of ERISA. No ERISA Affiliate or officer of any ERISA Affiliate has incurred any such liability or penalty. None of the Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable Law, including but not limited to, Sections 601 to 608 of ERISA and Section 4980B of the Internal Revenue Code. No Action or Proceeding (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the knowledge of Seller and/or the Company, is threatened, against or with respect to any such Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been made or accrued. All reports, returns, forms and notices required to be filed with any Government or Regulatory Authority or furnished to participants or beneficiaries with respect to the Plans, by the Internal Revenue Code, ERISA or any other applicable Law, have been so filed and furnished. Except as disclosed on Schedule 2.14(a), neither the Company nor any of its ERISA Affiliates is under a legal or contractual obligation to continue any of the Plans and may terminate any or all of the Plans at any time in accordance with the terms of the Plans and applicable Law without incurring any Liability.
          (b) Except as provided in Schedule 2.14(b), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment or increased benefit (including severance, unemployment compensation, bonus or otherwise) becoming due to any current or former director, officer, employee or consultant of the Company or any ERISA Affiliate under any Plan or otherwise, (ii) result in a payment or benefit becoming due to any director, officer or employee of the Company or any ERISA Affiliate under any Plan or otherwise which will be characterized as a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (but without regard to clause (b)(2)(A)(ii) thereof), (iii) increase any benefits otherwise payable under any Plan, or (iv) result in the acceleration of the time of payment or vesting of any such benefits.

          (c) To the extent applicable, the Company and its ERISA Affiliates have complied with the continuation health care coverage requirements of Section 4980B of the Internal Revenue Code and Sections 601 through 608 of ERISA with respect to “qualifying events,” as defined in the Internal Revenue Code and ERISA, which occur on or before the Closing with respect to any current or former employees of the Company and its ERISA Affiliates and their respective “qualified beneficiaries,” as defined in the Internal Revenue Code and ERISA, and with the requirements of the Health Insurance Portability and Accountability Act and other applicable health insurance requirements in Section 4980D of the Internal Revenue Code and Sections 701 through 734 of ERISA.
          (d) Any Plan which is a “nonqualified deferred compensation plan” as defined in Internal Revenue Code Section 409A has been operated in good faith compliance with Internal Revenue Code Section 409A.
     2.15 Real Property.
          (a) Schedule 2.15(a) contains a true and correct list of (i) each parcel of real property leased, utilized and/or operated by the Company (as lessor, lessee or otherwise) (the “Leased Real Property”) and (ii) all Liens relating to or affecting any parcel of real property referred to in clause (i) to which the Company is a party. True and correct copies of the documents under which the Leased Real Property is leased, subleased (to or by the Company or otherwise), utilized, and/or operated (the “Lease Documents”) have been made available to Purchaser, and such Lease Documents are unmodified and in full force and effect. The Company does not own any real property other than the Company owned leasehold improvements, if any, on Leased Real Property.
          (b) Subject to the terms of the Lease Documents, the Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment of each of the Leased Real Properties for the full term of the leases (including renewal periods) relating thereto. Each Lease Document referred to in Section 2.15(a) is a legal, valid and binding agreement, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity, and except as set forth in Schedule 2.15(b), there is no, and neither the Company nor any of its Affiliates has received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. The Company does not owe brokerage commissions or finders fees with respect to any such Leased Real Property.
          (c) Except as disclosed in Schedule 2.15(c), all improvements on the Leased Real Property comply with and are operated in accordance with applicable Laws (including Environmental Laws) and all applicable Liens, Approvals, Contracts, covenants and restrictions. All such improvements are in good operating condition, in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate for the purposes for which they are presently being used and there are no condemnation or appropriation proceedings pending or, to the knowledge of Seller and/or the Company, threatened against any of such real property or the improvements thereon.

     2.16 Assets. Except as set forth on Schedule 2.16, the Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under contract to use, all Assets (including all tangible personal property presently used in the conduct of the Business), including all tangible personal property reflected on Company Financials and all tangible personal property acquired since the date of Company Financials, other than property disposed of since such date in the ordinary course of business. Except as disclosed in Schedule 2.16, all such Assets (including all tangible personal property presently used in the conduct of the Business, including plant, property and equipment) are owned by the Company free and clear of all Liens and are adequate for the conduct by the Company of the Business as presently conducted, and are in good working order and condition, ordinary wear and tear excepted, and their use complies with all applicable Laws.
     2.17 Intellectual Property.
          (a) Schedule 2.17(a) lists (i) all Company Registered Intellectual Property, (ii) all other material Company Intellectual Property, and (iii) all other Intellectual Property that is necessary or material to the conduct of the Business in the ordinary course as currently conducted by the Company or contemplated to be conducted (“Other Material IP”). Schedule 2.17(a) lists any Actions or Proceedings that have occurred and/or are pending as of the date hereof before any Governmental or Regulatory Authority (including the United States Patent and Trademark Office (the “PTO”), the Copyright Office, the Federal Trade Commission, or equivalent authorities anywhere in the world) related to any of Company Registered Intellectual Property or the other material Company Intellectual Property.
          (b) The Company has all requisite right, title and interest in or valid and enforceable rights under Contracts or Licenses to use all Intellectual Property that is materially necessary for the Company to conduct the Business in the ordinary course, including the Other Material IP. The Company owns exclusively all right, title and interest in and to the Company Intellectual Property including that listed in Schedule 2.17(a) in its own name and free and clear of any Liens except as disclosed in Schedule 2.17(a).
          (c) Without limitation of the foregoing, except for third party licensed software listed on Schedule 2.17(c) hereto (“Commercially Available Programs”), the Company is the sole and exclusive owner of, in its own name and free and clear of any Liens except as disclosed in Schedule 2.17(a), all the software, software systems and databases used, or held or being developed for use in connection with the conduct of the Business, including the search application and solution currently referred to as “GOBBLER” and the Internet monitoring and intellectual property enforcement system known currently as “HALE” and all prior versions, components, modules and work in progress thereof, including all source and object code, program files, graphical user interfaces, non-graphical interfaces, APIs, portals, web sites, look and feel, content, software libraries, and all prior, current, or future versions and copies thereof as well as all work-in-progress, modules, prototypes, notes, analysis, compilations, studies, samples, parts, test units, files, records, summaries, and other material prepared by or for the Company with respect thereto, as well as all software user/administrator documentation and manuals, technical data and specifications, process or method descriptions, flow charts or diagrams, test plans, schedules, support/maintenance procedures, programming tools (including any tools needed for maintenance), annotations, algorithms, software design and architecture, any system level documentation detailing how programs or processes fit together, definitions or descriptions of all modules, including any flow charts, and any other information related thereto or necessary for the Company (or its agents) to operate, support, and modify such software, databases and software systems, including GOBBLER and HALE, in the future (in whatever medium or form) (all of said software, databases and software systems collectively, including Gobbler and HALE, the “Company Software and Systems”).
          (d) Seller, employees of the Company, customers of the Company, and Affiliates or Subsidiaries of the Company do not have any claim of ownership or co-ownership of the Company Software and Systems or any portion thereof.
          (e) To the extent that any Company Intellectual Property has been conceived, developed, created or reduced to practice in whole or in part by any Person other than the Company or the Company’s employees within the scope of their employment with the Company, the Company obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights.
          (f) The Company has not transferred ownership of or granted any License of or other right to use or authorized the retention of any rights to use any Intellectual Property that is or was Company Intellectual Property to any other Person. Moreover, neither Seller, the Company nor any of their respective past or present Affiliates or Subsidiaries has assigned or transferred or disposed of any interest in the Intellectual Property in the Company Software and Systems.
          (g) Company Intellectual Property, the Other Material IP, together with the licensed software and other Intellectual Property identified in Schedule 2.17(g), constitutes all the material Intellectual Property used or held or being developed for use in and/or materially necessary to the conduct of the Business as currently conducted, including the design, development, distribution, marketing, manufacture, use, import, license, and sale of the products, technology and services of the Company and the infrastructure, networks, and systems necessary to conduct same.
          (h) Schedule 2.17(h) lists all Contracts, Licenses and agreements between the Company or a past or present Affiliate or Subsidiary and any other Person (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to Purchaser prior to the execution of this Agreement), including the names of the parties thereto and the dates thereof and a description of whether such Contacts, Licenses and agreements are written or oral, wherein or whereby the Company or such Affiliate or Subsidiary has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability, or provide a right of rescission, with respect to the infringement or misappropriation by the Company or such other Person of the Intellectual Property of any Person other than the Company.
          (i) Except as disclosed in Schedule 2.17(i), the Company Software and Systems and the operation of the Business as currently conducted, including the design, development, use, import, manufacture and sale of the products, technology or services

(including products, technology or services currently under development) of the Company, do not (i) infringe or misappropriate the Intellectual Property of any Person, (ii) violate any material term or provision of any License or Contract concerning such Intellectual Property (including any provision required by or imposed pursuant to 35 U.S.C. §§200-212 in any License or Contract to which the Company is a party requiring that products be manufactured substantially in the United States), (iii) violate the rights of privacy or publicity of any Person, or (iv) constitute unfair competition or an unfair trade practice under any Law, and neither Seller nor the Company has received notice from any Person claiming that any aspect of the Company Software and Systems or such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law, including notice of infringement of or notice of availability of a license under a third-party patent or other Intellectual Property rights from a potential licensor of such rights.
          (j) Each item of Company Registered Intellectual Property which has actually been registered is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and Taxes due or payable as of the Closing in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property and due as of the Closing have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Schedule 2.17(j) lists all actions that must be taken by the Company within ninety (90) days from the date hereof, including the payment of any registration, maintenance, renewal fees, annuity fees and Taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property. In each case in which the Company has acquired ownership of any Registered Intellectual Property from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Registered Intellectual Property (including the right to seek past and future damages with respect to such Registered Intellectual Property) to the Company and, to the maximum extent provided for by and required to protect the Company’s ownership rights in and to such Registered Intellectual Property in accordance with applicable Laws, the Company has recorded each such assignment of Registered Intellectual Property with the relevant Governmental or Regulatory Authority, including the PTO or the U.S. Copyright Office.
          (k) There are no Contracts or Licenses between the Company and any other Person with respect to Company Intellectual Property, Other Material IP or Company Software and Systems under which there is any dispute (or, to Seller’s or the Company’s knowledge, facts that may reasonably lead to a dispute) regarding the scope of such Contract or License, or performance under such Contract or License, including with respect to any payments to be made or received by the Company thereunder.
          (l) To the knowledge of Seller and/or the Company, no Person is infringing, violating, or misappropriating any Company Intellectual Property.

          (m) Seller and the Company have taken commercially reasonable steps to protect the rights in confidential information and trade secrets of the Company or provided by any other Person to the Company subject to a duty of confidentiality.
          (n) No Company Intellectual Property is subject to any Contract, Order, Action or Proceeding that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any Company Intellectual Property by the Company or that may affect the validity, use or enforceability of such Company Intellectual Property.
          (o) The Company does not believe, nor has it received any complaint or allegation, that any (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company, or (iii) conduct or statement of the Company constitutes obscene or indecent material, a defamatory statement or material, false advertising or otherwise materially violates any Law.
          (p) Neither this Agreement nor any transactions to be accomplished pursuant to this Agreement will result in Purchaser’s granting any rights or licenses with respect to any Company Intellectual Property or the Intellectual Property of Purchaser to any Person pursuant to any Contract to which the Company or a past or present Affiliate or Subsidiary is a party or by which any of the Assets are bound. The Company does not have and Purchaser will not assume as a result of the Closing any obligation to pay any royalties with respect to any Intellectual Property to any third party after Closing.
          (q) Schedule 2.17(q) sets forth a list of all software and other Intellectual Property that the Company or any of its Affiliates or Subsidiaries has licensed from any third party which is used by the Company in or necessary for the Company to conduct the Business (including with respect to the Company Software and Systems, and any of the Company’s solutions that are in development as of the Closing), including the Contract or License pursuant to which the rights are granted. The Company has all rights necessary to the use of such software and other Intellectual Property. The Seller is not in breach of the third party Contracts or Licenses referenced above and the other parties thereto have not claimed breach or send notice of termination.
          (r) The products and services of the Company comply in all material respects with the feature specifications and performance standards set forth in the product/tool/solution data sheets or customer contracts of the Company. There are no material outstanding claims (or facts known to Seller and/or the Company that are likely to lead to a material claim) for breach of warranties by the Company in connection with the foregoing. All material product or service performance comparisons heretofore furnished by the Company to customers or Purchaser are accurate in all material respects as of the dates so furnished (except that, in the case of performance comparisons made as of a specified earlier date, such comparisons shall be accurate as of such specified earlier date, and, in the case of performance comparisons superseded by a subsequent performance comparison furnished to the customer before the customer’s acquisition of a product or service covered by the superseded comparison, the superseding comparison shall be accurate in all material respects and the superseded comparison shall be disregarded).

          (s) Seller and the Company have taken all reasonably necessary steps to preserve sole and exclusive ownership of material Company Intellectual Property, except (i) where the failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) except as set forth in Schedule 2.17(s). Seller and the Company have secured valid written assignments from all current and former consultants and third parties who contributed to the conception, creation, development or reduction to practice of material Company Intellectual Property.
          (t) The Company Software and Systems do not constitute a published work under the United States Copyright Act, and the corresponding source code or any other confidential information relating to or embodied in the Company Software and Systems has not been disclosed to any third party. Except as set forth on Schedule 2.17(t), the Company Software and Systems do not contain, embed or include any open source software or library or any code subject to the terms of a public licensing regime such as the GPL.
     2.18 Contracts.
          (a) Schedule 2.18(a) contains a true and complete list of each of the Contracts (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to Purchaser prior to the execution of this Agreement), including the names of the parties thereto and the dates thereof and a description of whether such Contacts are written or oral, to which the Company is a party or by which any of the Assets are bound, including:
               (i) employment and consulting agreements related to services provided in the Business;
               (ii) licenses, licensing arrangements and other contracts providing in whole or in part for the use of, or limiting the use of, any Company Intellectual Property and the licensed software and other Intellectual Property identified in Schedule 2.17(q), or otherwise relating to the Company Software and Systems;
               (iii) brokerage or finder’s agreements relating to the transactions contemplated hereby;
               (iv) outstanding orders, statements of work and other contracts for the purchase or sale of materials, supplies, products or services that are provided in connection with the Business, including licenses and agreements for any inbound information technology or software data or other similar licenses or agreements;
               (v) any lease agreements providing for the leasing of personal property contained in the Assets;
               (vi) joint venture, partnership and similar contracts involving a sharing of profits or expenses with respect to the Business;

               (vii) asset purchase agreements and other acquisition or divestiture agreements, regarding the sale, lease or disposal of any Assets;
               (viii) any contracts or agreements under which the Company receives any product or service used or relied upon in connection with the products or services provided by the Company, or otherwise in connection with the Business, including hosting, licensed software, databases or other data suppliers, investigative services, web or other electronic searches, legal services, accounting services, and other outsourced services;
               (ix) the Lease Documents;
               (x) memorandums of understanding, letters of intent or similar agreements with potential or prospective customers;
               (xi) settlement agreements;
               (xii) contracts, licenses or other agreements relating to Debt;
               (xiii) contracts or other agreements with any law firms or other legal service providers; and
               (xiv) contracts, licenses or other agreements providing for the payment of commissions or referral fees.
          (b) Each Contract to which the Company is a party or by which any of the Assets are bound is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. Except as disclosed in Schedule 2.18(b), there is no event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default under any Contract on the part of the Company or, to the knowledge of Seller and/or the Company, any other party thereto.
          (c) Except as disclosed in Schedule 2.18(c), the Company is not a party to or bound by any Contract that (i) automatically terminates or allows termination by the other party thereto upon consummation of the transactions contemplated by this Agreement or (ii) contains any covenant or other provision which limits the Company’s ability to compete with any Person in any line of business or in any area or territory or which contains any covenant that otherwise purports to restrict the business activity of the Company or limits its ability to engage in any line of business.
          (d) The Company is not a party to any Government Contract.
          (e) Schedule 2.18(e) lists all Government Bids and, with respect to each such Government Bid, (i) the prospective customer agency and title; (ii) the date of proposal submission; (iii) the expected award date, if known; (iv) the estimated period of performance, if known; and (v) the estimated value based on the proposal, if any. The Company has delivered to

Purchaser true, correct and complete copies of all Government Bids and all documentation and correspondence related thereto. Except for the Government Bids listed on Schedule 2.18(e), the Company has never made or submitted any Government Bids.
          (f) The Company and each Affiliate thereof has fully complied with all terms and conditions of each Government Bid to which it is a party, has performed all obligations required to be performed by it thereunder, and has complied with all statutory and regulatory requirements applicable to each of the Government Bids. The representations, certifications and warranties, if any, made by the Company and each Affiliate thereof with respect to the Government Bids were accurate in all respects as of their effective date, and the Company and each Affiliate thereof has fully complied with any and all such certifications. With respect to the Government Bids, no Governmental or Regulatory Authority or any other Person has notified the Company or any Affiliate thereof, either orally or in writing, of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification that could reasonably be expected to have an adverse effect on the Business.
          (g) Neither the Company, nor any Affiliate thereof, nor any of their respective directors, officers or employees, has ever been, nor is currently, suspended, debarred or proposed for suspension or debarment from bidding on any Government Contract, declared ineligible, or otherwise excluded from participation in the award of any Government Contract or for any reason been listed on the List of Parties Excluded from Federal Procurement and Non-procurement programs. No circumstances exist that would warrant the institution of suspension or debarment proceedings against the Company, any Affiliate thereof, or their respective directors, officers or employees.
     2.19 Insurance. Schedule 2.19 contains a true and complete list of all insurance policies (by policy number, insurer, expiration date and type, amount and scope of coverage) relating to the Company or any of the Assets, copies of which have been provided or made available to Purchaser. In the three (3) year period ending on the date hereof, neither Seller nor the Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting alteration of any of the Assets, purchase of additional equipment or modification of any of the Company’s methods of doing business. The insurance coverage provided by the policies listed in Schedule 2.19 will not terminate or lapse by reason of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements. Each policy listed in Schedule 2.19 is valid and binding and in full force and effect, all premiums due thereunder have been paid and neither the Company nor the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder, and to the knowledge of Seller and/or the Company there exists no reason or state of facts that is reasonably likely to lead to the cancellation of such policies or of any threatened termination of, or premium increase with respect to, any of such policies. The insurance policies listed in Schedule 2.19 (i) in light of the Business, operations and Assets are in amounts and have coverages that are reasonable and customary for Persons engaged in similar businesses and operations and having similar Assets and (ii) are in amounts and have coverages as required by any Contract to which the Company is a party or by which any of the Assets are bound. Schedule 2.19 contains a list of all claims in excess of Ten Thousand Dollars ($10,000) made under any insurance policies covering the Company in the last two years. Neither Seller nor the Company has received notice that any insurer under any policy listed in Schedule 2.19 is denying, disputing or questioning liability with respect to a claim thereunder or defending under a reservation of rights clause.
     2.20 Affiliate Transactions.
          (a) Except as disclosed in Schedule 2.20(a), (i) there are no Contracts or Liabilities between the Company, on the one hand, and any current or former officer, director, stockholder, Affiliate or Associate of the Company, on the other hand; (ii) the Company does not provide or cause to be provided any Assets, services or facilities to any such current or former officer, director, stockholder, Affiliate or Associate; (iii) no such current or former officer, director, stockholder, Affiliate or Associate provides or causes to be provided any Assets, services or facilities to the Company; and (iv) the Company does not beneficially own, directly or indirectly, any Investment Assets of any such current or former officer, director, stockholder, Affiliate or Associate.
          (b) Except as disclosed in Schedule 2.20(b), each of the Contracts and Liabilities listed in Schedule 2.20(a) was entered into or incurred, as the case may be, on terms no less favorable to the Company (in the reasonable judgment of the Company) than terms generally available to the Company on an arm’s-length basis.
     2.21 Employees; Labor Relations.
          (a) Neither the Company nor any of its Affiliates is a party to any collective bargaining agreement or other Contract with any group of employees, labor organization or other representative of any of the employees of the Company or any of its Affiliates and, to the knowledge of Seller and/or the Company, there are no activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred nor, to knowledge of Seller and/or the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. The Company and each of its Affiliates is in compliance with all Laws relating to employment or the workplace, including provisions relating to wages, hours, overtime, classification of employees as exempt or non-exempt under the Fair Labor Standards Act, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income Taxes, unemployment compensation, worker’s compensation, employee privacy and right to know and social security contributions. There are no unresolved labor controversies (including unresolved grievances and age or other discrimination claims) or litigation, if any, between the Company or any of its Affiliates and Persons employed by or providing services to the Company. Neither the Company or Seller has received notice of, nor, to the knowledge of the Company and/or the Seller, are there, any investigations by any government agencies of the Company or any of its Affiliates concerning such matters.
          (b) Except as set forth on Schedule 2.21(b)(i) (and notwithstanding anything set forth on Schedule 2.21(b)(ii)), each Person who is an employee of the Company or any of its

Affiliates is employed at will. No employee of the Company or any of its Affiliates is represented by a union. Each Person who is or was, or has been treated as, an independent contractor of the Company or any of its Affiliates for any purpose, including for purposes of tax withholding and reporting and eligibility for the Plans, has been properly classified by the Company and its Affiliates as an independent contractor under applicable employment-related Laws and all Laws concerning the status of independent contractors applicable to the Company. Schedule 2.21(b)(ii) sets forth, individually and by category, the name of each Person employed by or providing services to the Company, together with such Person’s position or function, annual base salary or wage and any incentive, severance or bonus arrangements with respect to such Person. To the knowledge of the Company and/or Seller, no person listed on Schedule 2.21(b)(ii) shall have any continuing employment obligation or other obligation to provide services to any Person other than the Company, including to Seller or any Affiliate of Seller, following the Closing. No current employee of the Company has made any threat, or otherwise revealed to the Company and/or Seller an intent, to terminate such employee’s relationship with the Company for any reason, including because of the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 2.22(b)(ii), the Company is not a party to any agreement for the provision of labor from any outside agency. There have been no claims against the Company by employees of such outside agencies, if any, with regard to employees assigned to work for the Company, and no claims by any Governmental or Regulatory Authority with regard to such employees.
          (c) To the knowledge of the Company and/or Seller, no officer, employee or consultant of the Company is obligated under any Contract or other agreement or subject to any Order or Law that would interfere with the Business as currently conducted. To the knowledge of the Company and/or Seller, neither the execution nor delivery of this Agreement, nor the carrying on of the Business as presently conducted nor any activity of such officers, employees or consultants in connection with the carrying on of the Business as presently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, or trigger a condition precedent to any rights under any Contract or other agreement under which any of such officers, employees or consultants is now bound.
          (d) The Company has not received any written (or, to the knowledge of Seller and/or the Company, oral) notice from any employee or managerial personnel that would reasonably lead a person to believe that such employee intends to terminate his or her employment with the Company after the Closing Date or is not willing to continue his or her employment with he Company after the Closing Date on terms substantially comparable to his or her existing terms of employment at the Company.
     2.22 Environmental Matters.
          (a) To the knowledge of Seller and/or the Company, no Hazardous Material is present in, on, under or adjacent to any property that the Company has at any time owned, operated, occupied, leased or used (including both the land and improvements thereon), and no reasonable likelihood exists that any Hazardous Material will come to be present in, on, or under any properties owned, operated, occupied, leased or used at any time (including both land and improvements thereon) by the Company. The Company has not transported, stored, used, manufactured, disposed of, sold, released or exposed its employees or any other Person to any

Hazardous Material, or arranged for the disposal, discharge, storage or release of any Hazardous Material, or currently engages in any of the foregoing activities, in violation of any applicable Environmental Law or other Law.
          (b) No Approvals are required to be obtained by the Company under any Environmental Laws, and the Company has been and is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder.
          (c) No Action or Proceeding is pending, or to the knowledge of Seller and/or the Company, threatened concerning any Environmental Law, Hazardous Material or any Hazardous Materials activity of the Company. The Company is not aware of any fact or circumstance that could involve the Company in any environmental litigation or impose upon the Company any environmental Liability.
     2.23 Substantial Customers and Suppliers. Schedule 2.23 lists the twenty (20) largest customers of the Company on the basis of revenues collected or accrued for the twelve- (12-) month period ending June 30, 2007. Schedule 2.23 lists the twenty (20) largest suppliers of the Company on the basis of cost of goods or services purchased for twelve- (12-) month period ending June 30, 2007. Except as disclosed in Schedule 2.23, (i) no such customer or supplier has ceased its business relationship with the Company or materially reduced its purchases from or sales or provision of services to the Company since December 31, 2006, (ii) neither Seller nor the Company has received notice (written or oral) from any such customer or supplier of its intent to cease its business relationship with the Company, or to materially reduce its purchases from or sales or provision of services to the Company, after the date hereof and (iii) no such customer or supplier has threatened to cease its business relationship with the Company, or to materially reduce its purchases from or sales or provision of services to the Company, after the date hereof. Except as disclosed in Schedule 2.23, neither the Company nor Seller has received notice that any such customer or supplier is threatened with bankruptcy or insolvency.
     2.24 Accounts and Notes Receivable. Except as set forth in Schedule 2.24, each of the accounts receivable and notes receivable of the Company reflected on Company Financials, and each of the accounts receivable and notes receivable arising subsequent to June 30, 2007, (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) is a legal, valid and binding obligation of its debtor enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity, (c) is not subject to any valid set-off or counterclaim, (d) has been collected or is fully collectible before the date that is ninety (90) days after the date of Closing, each net of reserves shown on the June 30, 2007 balance sheet of the Company constituting a part of Company Financials, in amounts not less than the aggregate amounts thereof carried on the Books and Records of the Company, and (e) does not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement other than customers’ rights to inspect goods upon receipt and reject nonconforming goods.

     2.25 Other Negotiations; Brokers; Third-Party Expenses. Except as disclosed in Schedule 2.25, neither Seller nor the Company, nor any of their respective officers, directors, managers, employees, agents, stockholders, members or Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Seller, the Company or any such Person) (a) has entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or (b) has entered into any Contract or arrangement with any Person regarding any transaction involving the Company which is likely to result in Purchaser, the Company or any officer, director, employee, agent or Affiliate of any of them being subject to any claim for Liability to said Person as a result of entering into this Agreement or consummating the transactions contemplated hereby. Except as set forth in Schedule 2.25, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of Seller or the Company.
     2.26 Banks and Brokerage Accounts. Schedule 2.26 sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto and (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, and any stock or bond powers or other authority for transfer granted with respect thereto.
     2.27 Warranty Obligations. The Company has not entered into any warranties, indemnification obligations, guarantees or written warranty policies in respect of any of the Company’s products and services (the “Warranty Obligations”) other than those normal and customary in the conduct of the Business. Except as set forth on Schedule 2.27, the Company is not subject to any dispute or, to the knowledge of Seller and/or the Company, threatened dispute relating to such Warranty Obligations.
     2.28 Foreign Corrupt Practices Act. Neither the Company nor, to the knowledge of Seller and/or the Company, any agent, employee or other Person acting on behalf of the Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.
     2.29 Takeover Statutes. No Takeover Statute applicable to the Company is applicable to the Acquisition or the other transactions contemplated hereby or by the Ancillary Agreements.

     2.30 Customer Services.
          (a) Schedule 2.30(a) describes, as of the Closing Date, each of the types, and the only types, of letters, written communications and/or notices that the Company, in whole or in part, in any capacity, prepares, drafts, completes, fill-ins and/or sends, or causes or arranges to be prepared, drafted, completed, filled-in and/or sent, on behalf, or for the benefit, of its customers in connection with the operation of the Business as it is then currently and proposed to be conducted (the “Letters and Notices”).
          (b) Schedule 2.30(b) describes in detail the four (4) different processes utilized by the Company as of the Closing Date in connection with the operation of the Business as it is then currently and proposed to be conducted in connection with preparing, drafting, completing, filling-in and/or sending, or causing or arranging the preparation, drafting, completion, filling-in and/or sending, of the Letters and Notices contemplated by Section 2.30(a) (each such process, a “Process”). As of the Closing Date, the Company shall have in place and be utilizing exclusively in connection with the operation of the Business as it is then currently and proposed to be conducted the Processes with respect to its customers set forth on Schedule 2.30(b).
     2.31 Disclosure; Delivered Information. No representation or warranty made by Seller or the Company contained in this Agreement, and no statement contained in or as any schedule hereto delivered by Seller or the Company or in any certificate, list or other writing attached hereto delivered by Seller or the Company or delivered by Seller or the Company pursuant to Article 7 hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. Seller has delivered to Purchaser all such financial, operating, technical and product data and other information, materials and Books and Records as Purchaser from time to time has requested (as so delivered, the “Delivered Information”), and Seller has not failed to provide to Purchaser any other financial, operating, technical or product data or other information, materials or Books and Records which is material or otherwise necessary in order to make any of the Delivered Information (or any representation or warranty made by Seller or the Company contained in this Agreement, or any statement contained in or as any schedule hereto delivered by Seller or the Company or in any certificate, list or other writing delivered by Seller or the Company or delivered by Seller or the Company pursuant to Article 7) not misleading. Notwithstanding anything herein to the contrary, all financial, operating, technical or product data or other information, materials or Books and Records delivered by Seller or the Company to Purchaser at any time during the period beginning on October 27, 2007 and ending on the date of this Agreement had been delivered to Purchaser prior to such period.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller hereby represents and warrants to Purchaser as follows:
     3.1 Ownership of Company Stock. Seller owns of record and beneficially all of the issued and outstanding shares of Company Stock. Such shares are, and when delivered by Seller to Purchaser pursuant to this Agreement will be, duly authorized, validly issued, fully paid, non-assessable and free and clear of any and all Liens. There are no limitations or restrictions on Seller’s right to transfer such shares of Company Stock to Purchaser pursuant to this Agreement, and Seller is not a party to any option, warrant, purchase right, proxy, power of attorney, voting trust or other Contract or commitment with respect to the voting or dividend rights or the sale, acquisition, issuance, redemption, registration, transfer or other disposition of any capital stock of the Company (other than this Agreement).
     3.2 Binding Agreements. This Agreement and the Ancillary Agreements to which Seller is or will become a party, assuming the due authorization, execution and delivery hereof (and, in the case of the Ancillary Agreements to which Purchaser is a party, thereof) by, and enforceability against, Purchaser, constitutes or will upon execution and delivery constitute, as applicable, the legal, valid and binding obligation of Seller enforceable against him in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.
     3.3 No Conflicts; Approvals. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party does not and will not upon execution and delivery, and the performance by Seller of his obligations under this Agreement and the Ancillary Agreements to which he is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:
          (a) conflict with or result in a violation or breach of any Law or Order applicable to Seller, the Assets or the Company Stock; or
          (b) except as disclosed on Schedule 3.3(b) hereof, (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require Seller to obtain or make any Approval to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of Seller’s assets or properties, including the Company Stock, under or (vii) result in the loss of any benefit under, any of the terms, conditions or provisions of any Contract to which Seller is a party or by which any of the Assets or the Company Stock are bound.
No Approval is required to be obtained from or made with, or filed with or delivered to, any Governmental or Regulatory Authority by Seller in connection with the execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is or will be a party, and the performance by Seller of his obligations under this Agreement and the Ancillary Agreements to which Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby.

     3.4 Legal Proceedings. Except as set forth in Schedule 3.4:
          (a) there are no Actions or Proceedings pending or, to the knowledge of Seller and/or the Company, threatened, against or adversely affecting Seller or any of his assets or properties, including the Company Stock;
          (b) there are no Orders outstanding against Seller; and
          (c) there are no facts or circumstances known to Seller and/or the Company that would reasonably be expected to give rise to any Action or Proceeding against or adversely affecting Seller as it relates to this Agreement or any of the Assets or the Company Stock.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to Seller and the Company as follows:
     4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use and lease its assets and properties.
     4.2 Authority; Binding Agreements. Purchaser has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Purchaser, and no other corporate action on the part of Purchaser is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which Purchaser is or will become a party have been or will be, as applicable, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery hereof (and in the case of the Ancillary Agreements to which Seller and/or the Company is a party, thereof) by, and enforceability against, Seller and/or the Company, each constitutes or will upon execution and delivery constitute, as applicable, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.
     4.3 No Conflicts; Approvals. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party does not and will not upon execution and delivery, and the performance by Purchaser of its obligations under this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Purchaser;
          (b) subject to obtaining or making the Approvals disclosed in Schedule 4.3(c), if any, result in a violation or breach of, or a conflict with, any Law or Order applicable to Purchaser or any of its assets or properties; or
          (c) except as disclosed in Schedule 4.3(c) attached hereto, (i) result in a violation or breach of or conflict with, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require Purchaser to obtain or make any Approval to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon Purchaser or any of its assets or properties under or (vii) result in the loss of any benefit under, any of the terms, conditions or provisions of any Contract or License to which Purchaser is a party or by which any of its assets or properties are bound.
No Approval is required to be obtained from or made with, or filed with or delivered to, any Governmental or Regulatory Authority by Purchaser in connection with the execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is or will be a party, and the performance by Purchaser of its obligations under this Agreement and the Ancillary Agreements to which Purchaser is or will be a party and the consummation by Purchaser of the transactions contemplated hereby and thereby.
     4.4 Other Negotiations; Brokers; Third-Party Expenses. Neither Purchaser nor any of its officers, directors, employees, agents, Subsidiaries or Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Purchaser) (a) has entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or (b) has entered into any Contract or arrangement with any Person regarding any transaction involving Purchaser which is likely to result in the Company, Seller or any officer, director, employee, agent or Affiliate of any of them being subject to any claim for Liability to said Person as a result of entering into this Agreement or consummating the transactions contemplated hereby. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of Purchaser.
     4.5 Ability to Pay Purchase Price At Closing. At Closing, Purchaser shall have sufficient cash on hand or availability under an existing credit facility to consummate the transactions contemplated by this Agreement.
     4.6 Independent Review. Prior to the execution of this Agreement Purchaser has had the opportunity to conduct its own independent review and analysis of the Business and of the Company, its financial condition, cash flow and prospects. In entering this Agreement, except for the representations and warranties contained in this Agreement, Purchaser has relied solely upon its own investigation and analysis as it relates to the Company. Except for the representations and warranties contained in this Agreement (including the schedules hereto), Seller makes no other representation or warranty to Purchaser, express or implied, and Seller hereby disclaims any such representation or warranty, whether by Seller or any of its agents, brokers or representatives of any other person, notwithstanding the delivery or disclosure to Purchaser or any of its respective officers, directors, employees, agents or representatives or any other person of any document or other information by or on behalf of Seller or any of his respective officers, directors, employees, agents or representatives or any other person. Notwithstanding anything herein to the contrary, this Section 4.6 is not applicable in the event of fraud or intentional misrepresentation.
ARTICLE 5
CONDUCT PRIOR TO THE CLOSING
     5.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of (a) the termination of this Agreement pursuant to the provisions of Section 9.1 or (b) the Closing, the Company agrees (unless the Company is otherwise required to take such action pursuant to this Agreement or Purchaser shall otherwise give its prior consent in writing), and Seller agrees to cause the Company, to carry on the Business in the usual, regular and ordinary course consistent with past practice, to pay its Liabilities and Taxes and to pay or perform its other obligations when due (other than Liabilities, Taxes and other obligations, if any, contested in good faith and for which adequate reserves have been established), and to use commercially reasonable efforts to preserve substantially intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving substantially unimpaired its goodwill and ongoing businesses at and after the Closing. Except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Purchaser, take or agree in writing or otherwise to take, any action that would result in the occurrence of any of the changes described in Section 2.9 or any other action that would make any of its representations or warranties contained in this Agreement untrue or incorrect when made in any material respect; provided, however, that Seller may cause the Company to pay dividends on Company Stock if he reasonably believes that after giving effect to any such payment, Closing Cash Balances will nevertheless exceed $150,000, Closing Debt will nevertheless equal $0, Closing Working Capital Amount will nevertheless exceed $0, and Closing Assets will nevertheless exceed $200,000; provided, further, however, that the Company prior to Closing shall assign and transfer to Seller, without consideration, pursuant to documentation reasonably acceptable to Purchaser, the Assets listed on Schedule 5.1. Neither Seller nor the Company shall, without the prior written consent of Purchaser, take or agree in writing or otherwise to take, any action intended to, or that would, prevent Seller or the Company from performing (or cause Seller or the Company not to perform) its agreements and covenants hereunder or intended to, or that would, cause any condition to Purchaser’s closing obligations in Section 7.1 or Section 7.3 not to be satisfied.

     5.2 No Solicitation. Until the earlier of the Closing or the date of termination of this Agreement pursuant to the provisions of Section 9.1, neither the Company nor Seller nor any of their respective Subsidiaries or Affiliates will take, nor will the Company or Seller permit any of their representatives to take, any of the following actions with any Person other than Purchaser and its designees: (a) solicit, encourage or initiate any proposals or offers from, or participate in or conduct discussions with or engage in negotiations with, any Person relating to any offer or proposal, oral, written or otherwise, formal or informal, with respect to any possible Business Combination with the Company (a “Competing Proposed Transaction”), (b) provide information with respect to the Company to any Person, other than Purchaser, relating to (or which the Company or Seller believes would be used for the purpose of formulating an offer or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Business Combination with the Company, (c) agree to, enter into a Contract with any Person, other than Purchaser, providing for, or approve a Business Combination with the Company or (d) authorize or permit any of the Company’s or Seller’s representatives to take any such action. Seller will notify Purchaser immediately after receipt by the Company or Seller (or any of their officers, directors, managers, employees, agents, advisors or other representatives) of any proposal for or inquiry respecting any Competing Proposed Transaction, or any request for nonpublic information in connection with such proposal or inquiry or for access to the Assets, Books and Records of the Company by any Person or entity that informs or has informed the Company or Seller that it is considering making or has made such a proposal or inquiry. Such notice to Purchaser shall indicate in reasonable detail the terms and conditions of such proposal or inquiry; provided, however, that such notice shall not be required to indicate the identity of the Person making such proposal or inquiry. Each of the Company and Seller and their respective Affiliates (and their respective officers, directors, employees, agents, advisors or other representatives) immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Proposed Transaction. Each of the Company and Seller agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party. Each of Seller, the Company and Purchaser acknowledge that this Section 5.2 is a significant inducement for Purchaser to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to Seller in the Acquisition or (ii) a failure to induce Purchaser to enter into this Agreement.
ARTICLE 6
ADDITIONAL AGREEMENTS
     6.1 Access to Information. Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement, upon reasonable notice, the Company shall (a) give Purchaser and its officers, appropriate employees, accountants, and counsel full access, upon reasonable prior notice during normal business hours, to all buildings, offices, and other facilities and to all Books and Records of the Company, whether located on the premises of the Company or at another location; (b) furnish Purchaser such financial, operating, technical and product data and other information with respect to the Business and Assets as Purchaser from time to time may reasonably request, including financial statements and schedules; (c) subject to Purchaser and the Company agreeing to the topic and notice of any interviews (which such agreement shall not be unreasonably withheld, delayed or conditioned), allow Purchaser the opportunity to interview (1) the customers listed on Schedule 7.3(e)(ii) and (2) such other customers, suppliers, prime contractors (when the Company is a subcontractor on a Contract), employees and other personnel and Affiliates of the Company as the Purchaser may request with the Company’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), and instruct such Persons to cooperate with Purchaser in Purchaser’s investigation of the Business; provided, however, that Purchaser agrees not to disparage the Company or the Business in any such interviews and otherwise acts in good faith in connection with such interviews; and (d) assist and cooperate with Purchaser in the development of cooperation plans for implementation by Purchaser and the Company following the Closing; provided, however, that no investigation made prior to the date of this Agreement or made pursuant to this Section 6.1 shall affect or be deemed to modify any representation or warranty made by Seller or the Company, or any rights to indemnification of the Purchaser Indemnified Parties, herein.
     6.2 Covenant Not to Compete.
          (a) For a period commencing upon the Closing and ending on the later of (x) the third anniversary of the Closing and (y) the date the final payment of the Earnout is made, Seller shall not anywhere in the United States, directly or indirectly, without the prior written consent of Purchaser: (i) engage or participate, directly or indirectly, either as principal, agent, employee, employer, consultant, stockholder, director, officer, partner or in any other individual or representative capacity whatsoever, in the conduct or management of, or own any stock or other proprietary interest in, any business or enterprise that conducts business or operations which are the same as or substantially similar to the Business unless Seller or any such Affiliate shall have obtained the prior written consent thereto of Purchaser; provided, however, that Seller may purchase or otherwise acquire up to (but not more than) three percent (3%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, or (ii) solicit, hire or employ, or cause any other Person to solicit, hire or employ any employee or contractor then retained or employed by the Company or Purchaser or retained or employed by the Company or Purchaser within the one-year period immediately prior to such solicitation, hiring or employment.
          (b) Each of the covenants in this Section 6.2 is severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that any specific covenant or the scope, time or territorial restrictions thereof are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.
     6.3 Confidentiality.
          (a) Purchaser. The parties acknowledge and agree that, from and after the date hereof until the Closing, if the transactions contemplated hereby are consummated, and for one (1) year following the termination of this Agreement pursuant to the provisions of Section 9.1, that certain Non-disclosure Agreement between Purchaser and the Company, dated April 6,

2007 (the “Non-disclosure Agreement”), shall be incorporated herein by reference and shall apply fully to any and all “Confidential Information” (as defined therein) exchanged by the parties in connection therewith.
          (b) Company and Seller. Each of the Company and Seller acknowledges and agrees that it has had in the past, currently has, and in the future may possibly have, access to (i) certain information of the Business that has not been disclosed to the public and which constitutes confidential and proprietary business information (the “Confidential Information of the Company”), and (ii) certain information of Purchaser that has not been disclosed to the public and which constitutes confidential and proprietary business information (the “Confidential Information of Purchaser”), including but not limited to, in each case, client and customer lists, software, data, formulae, processes, inventions, trade secrets, marketing information and plans, business strategies and other information about products and services offered or developed or planned to be offered or developed. Notwithstanding the foregoing, Confidential Information of the Company and Confidential Information of Purchaser does not include any information (A) that is or becomes publicly available, other than as a result of a disclosure by Seller or any of its Affiliates in violation of this Agreement, (B) which must be disclosed by Seller or any of its Affiliates under applicable Laws or by order of any Governmental or Regulatory Authority, or (C) which Seller reasonably believes is required to be disclosed in connection with the defense of a lawsuit against Seller or any of its Affiliates. In the event Seller or any of its Affiliates is requested or required (including by oral questions, interrogatories, requests for information or documents in a legal proceeding, subpoena, civil investigative or other similar process) to disclose any Confidential Information of the Company or Confidential Information of Purchaser as described in subpart (B) or subpart (C) of the immediately preceding sentence, Seller shall provide Purchaser with prompt written notice of any such request or requirement so that Purchaser may seek a protective order or other appropriate remedy, at Purchaser’s sole expense, and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver from Purchaser, Seller or any of its respective Affiliates is nonetheless, on the advice of counsel, legally compelled to disclose Confidential Information of the Company or Confidential Information of Purchaser to any tribunal or else stand liable for contempt or suffer other censure or penalty, Seller or such Affiliate may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information of the Company or Confidential Information of Purchaser, as the case may be, which such counsel advises Seller is legally required to be disclosed, provided that Seller exercises commercially reasonable efforts to preserve the confidentiality of such information, including by cooperating with Purchaser to obtain an appropriate protective order, at Purchaser’s sole expense, or other reliable assurance that confidential treatment will be accorded such information by such tribunal. Seller agrees that, on behalf of itself and each of its Affiliates, without prior written consent of Purchaser, (I) from and after the date hereof if the transactions contemplated hereby are consummated, neither it nor its Affiliates shall in any manner directly or indirectly disclose any Confidential Information of the Company to any Person, except to authorized representatives of Seller and to counsel and other advisors in connection with the consummation of the transactions contemplated hereby (provided, however, that such advisors, other than counsel, agree to the confidentiality provisions of this Section 6.3(b)), or use any Confidential Information of the Company for any purpose or reason except in connection with the consummation of the transactions contemplated hereby; and (II) from and after the date hereof, neither Seller nor any of its respective Affiliates shall in any manner directly or indirectly disclose to any Person or use any Confidential Information of Purchaser for any purpose or reason.
     6.4 Expenses. Other than fees and expenses incurred by Seller and the Company related to the transactions contemplated herein and paid by the Company prior to the Closing Date, all fees and expenses incurred by Seller and by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting, success and all other fees and expenses of third parties (collectively, the “Company Expenses”), shall be the obligation of Seller. All fees and expenses incurred by Purchaser in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, shall be the obligation of Purchaser.
     6.5 Public Disclosure. Promptly after execution of this Agreement, Purchaser shall issue a press release relating to this Agreement. No disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by Seller or, prior to the Closing, by the Company unless approved by Purchaser prior to release.
     6.6 FIRPTA Compliance. On or prior to the Closing, the Company shall deliver to Purchaser a properly executed statement in a form reasonably acceptable to Purchaser for purposes of Treasury Regulation Section 1.1445-2(c)(3).
     6.7 Notification of Certain Matters. The Company and Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company and Seller, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company or Seller or Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing (except for those representations and warranties that are by their terms qualified by a standard of materiality, with respect to which notice shall be given of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any such representation or warranty of the Company or Seller or Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate in any respect at or prior to the Closing) and (b) any failure of the Company or Seller or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it in any material respect hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect any remedies available to the party receiving such notice.
     6.8 Additional Documents and Further Assurances; Cooperation.
          (a) Each party hereto, at the request of the other party hereto, shall use commercially reasonable efforts to execute and deliver such other instruments and do and perform such other acts and things (including all action reasonably necessary to seek and obtain and/or make any and all Approvals of any Governmental or Regulatory Authority or other Person required in connection with the Acquisition; provided, however, that neither party shall be obligated to consent to any divestitures or operational limitations or activities in connection therewith and no party shall be obligated to make a payment of money as a condition to obtaining any such Approval, other than customary filing fees and other commercially reasonable payments) as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.
          (b) Each party agrees to use commercially reasonable efforts to cause the conditions set forth in Article 7 to be satisfied, where the satisfaction of such conditions depends on action or forbearance from action by such party.
          (c) The Seller and the Company shall cause the Company to be operating the Business, as of the Closing Date, in a manner that is consistent with, and shall not take any action that would result (or would be reasonably likely to result) in the Business being operated (before or after Closing) in manner that is inconsistent with, the representations and warranties set forth in Section 2.30.
     6.9 Resignation of Directors. The Company and Seller shall obtain and deliver to Purchaser at the Closing the resignation of each director and officer of the Company.
     6.10 Delivery of Stock Ledger and Minute Book of the Company. Seller shall deliver the Company’s stock ledgers and minute books to Purchaser at the Closing.
     6.11 Certain Tax Matters. The following provisions shall govern the allocation of responsibility as between Purchaser and Seller for certain tax matters following the Closing:
          (a) Section 338(h)(10) Election. At Purchaser’s option, Seller shall join with Purchaser in making timely, effective and irrevocable elections under Section 338(h)(10) of the Internal Revenue Code and any corresponding elections under state, local or foreign Tax Law that have substantially the same effect as the election under Section 338(h)(10) of the Internal Revenue Code (collectively, a “Section 338(h)(10) Election”) with respect to the purchase of the issued and outstanding Company Stock. Purchaser and Seller agree to cooperate in all respects for the purposes of effectuating a timely and effective Section 338(h)(10) Election, including the execution and filing of any forms or Tax Returns. If the Section 338(h)(10) Election is made, Seller shall include any income, gain, loss, deduction or other Tax item resulting from the 338(h)(10) Election in his Tax Returns, to the extent required by Law. Seller shall indemnify the Company against any Taxes incurred and/or paid (by the Company) by reason of the Section 338(h)(10) Election that would not have been incurred with a stock purchase but for the Section 338(h)(10) Election, including any Taxes imposed under Internal Revenue Code Section 1374 (the “Corporate Tax Liability Amount”). The Corporate Tax Liability Amount shall be initially paid by Purchaser but it shall be the obligation of Seller, and shall be satisfied by Seller pursuant to the last sentence of this Section 6.11(a). In determining Seller’s indemnity obligation pursuant to the prior sentences, (i) any income, deduction, gain, loss, credit or other Tax items resulting to Purchaser from any source other than the Company, the Acquisition or the Section 338(h)(10) Election, and (ii) any personal Tax attributes of Purchaser (including, but not limited to, any net operating loss carryovers, capital loss carryovers, Tax credit carryovers, or passive loss carryovers) originating from any source other than the Company, shall be ignored. If the Section 338(h)(10) Election is made, Purchaser shall be entitled and required to set off against the Holdback Amount any Corporate Tax Liability Amount reported on the initial Tax Return with respect to such Corporate Tax Liability Amount within thirty (30) Business Days after the later of the date that the Section 338(h)(10) Election is filed or the date when such initial Tax Return with respect to such Corporate Tax Liability Amount is filed (the “Tax Return Filing Date”) and, to the extent that the Holdback Amount is less than the reported Corporate Tax Liability Amount as of the time of such set-off against the Holdback Amount, Seller shall reimburse Purchaser for the amount by which the reported Corporate Tax Liability Amount exceeds the Holdback Amount no later than fifteen (15) Business Days after written notice from Purchaser that such Corporate Tax Liability Amount exceeds the Holdback Amount.
          (b) Tax Indemnification. Except as otherwise provided herein, Seller shall indemnify the Company and Purchaser and hold them harmless from and against any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company or for which the Company is liable for all taxable periods ending on or before the Closing Date and the portion though the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), including any Corporate Tax Liability Amount in excess of any Corporate Tax Liability Amount set off against the Holdback Amount pursuant to this Agreement, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar Law, and (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing; provided however, that in the case of clauses (i), (ii) and (iii) above, Seller shall not be liable to the extent that such Taxes are paid before the Closing and do not exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and income Tax income) on the Closing Balance Sheet as finalized (rather than in any notes thereto) and taken into account in determining any adjustment to the Purchase Price pursuant to Section 1.4 or Section 1.6. Seller shall reimburse Purchaser for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 6.11(b) within fifteen (15) Business Days after written demand therefor and payment of such Taxes by Purchaser or the Company. In the case of any claim for Tax indemnification for Taxes determined to be payable by the Company or a successor thereto, the indemnity obligation under this Section 6.11 shall be interpreted as running from Seller to the Company and, if it cannot be so characterized, it shall be considered to be a Purchase Price adjustment under this Agreement.
          (c) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) but excluding any transaction occurring outside the ordinary course of business after the Closing.
          (d) Responsibility for Filing Certain Tax Returns. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are filed after the Closing Date for Pre-Closing Tax Periods and Straddle Periods, other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Seller will include the operations of the Company. All such Tax Returns shall use the same Tax accounting methods and Tax elections as used by the Company for the immediately preceding taxable period, except as otherwise required by Law or agreed by Purchaser and Seller. Purchaser shall submit to Seller a draft of each such Tax Return at least thirty (30) days (in the case of any income Tax Return) or ten (10) days (in the case of any sales Tax Return) prior to the due date (taking into account any extensions thereof), together with Purchaser’s calculation of the Tax for the Pre-Closing Tax Period and the details supporting such calculation. Such draft Tax Return and calculation shall be subject to Seller’s review and approval, which review and approval shall not be unreasonably withheld, delayed or conditioned. Seller shall have fifteen (15) days (in the case of an income Tax Return) or 5 days (in the case of a sales Tax Return) after receipt of such draft Tax Return and calculation (with supporting details) to notify Purchaser of any disagreement with such draft Tax Return and/or calculation. If Seller timely notifies Purchaser of any such disagreement, Purchaser and Seller shall proceed in good faith to attempt to resolve such disagreement. If they do not resolve such disagreement by the due date (including extensions) for the filing of such Tax Return, Purchaser shall cause the Tax Return to be filed, and the Arbitrator shall be retained to resolve such disagreement. The principles of Section 1.4(d) with respect to the effect of the Arbitrator’s determination and the payment of the fees and expenses of the Arbitrator shall apply. If a Tax Return prepared in accordance with the Arbitrator’s determination would differ from the Tax Return as filed, Purchaser either shall cause the Company to file an amended Tax Return consistent with such determination or shall indemnify Seller from any Losses it may incur if such amended Tax Return is not filed.
          (e) Cooperation on Tax Matters.
               (i) Purchaser, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns for all periods that begin before the Closing and any audit, litigation or other Action or Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Action or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser, the Company and Seller agree (A) to retain all Books and Records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such Books and Records and, if the other party so requests, Purchaser, the Company or Seller, as the case may be, shall allow the other party to take possession of such Books and Records.
               (ii) Purchaser and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental or Regulatory Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Company or the transaction contemplated hereby.
               (iii) Purchaser and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to

Section 6043 of the Internal Revenue Code and all Treasury Department Regulations promulgated thereunder.
          (f) Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company and Seller or any of its Affiliates shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any Liability or be entitled to any benefit thereunder.
          (g) Certain Other Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement, shall be paid by Seller, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, and, if required by applicable Law, each of Purchaser, Seller and the Company will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
          (h) Allocation of Purchase Price. If the Section 338(h)(10) Election is made, Purchaser and the Seller shall cooperate as provided herein in determining the allocation (for all purposes, including Tax and financial accounting purposes) of the Purchase Price and the liabilities of the Company among the assets of the Company. Purchaser shall initially determine such allocation for purposes of the Form 8883 to be attached to the final S corporation federal income Tax Return (Form 1120-S). Purchaser shall notify the Seller in writing of the allocation so determined within sixty (60) days after the Closing. The Seller shall be deemed to have accepted such determination unless the Seller notifies Purchaser in writing of the Seller’s proposed allocation within fifteen (15) days after receipt of Purchaser’s proposed allocation. If the Seller provides such notice to Purchaser, the parties shall proceed in good faith to determine mutually the matters in dispute. If they are unable to do so within fifteen (15) days, the matter shall be referred to an appraisal firm chosen by, and mutually and reasonably acceptable to, both Purchaser and the Seller (the “Appraiser”). The decision of the Appraiser shall be binding on all parties. Purchaser and Seller will each bear 50% of the fees and expenses of the Appraiser. Neither Purchaser nor the Seller shall take any position for Tax or other purposes that is inconsistent with the final allocation determined hereunder unless such position is required by a final non-appealable judgment which has been rendered in any Action or Proceeding governing such position.
          (i) Tax Elections and Returns. Seller shall not, without the prior written consent of Purchaser, permit the Company to make any Tax election other than in the ordinary course of business and consistent with past practice, change any Tax election, adopt any Tax accounting method other than in the ordinary course of business and consistent with past practice, change any Tax accounting method, file any Tax Return (other than any estimated Tax Returns, payroll Tax Returns or sales Tax Returns), enter into any closing agreement, settle any Tax claim or assessment, or consent to any Tax claim or assessment.
          (j) S Corporation Status. The Company and Seller shall not revoke the Company’s election to be taxed as an S Corporation, and the Company and Seller shall not take or allow any action that could result in the termination of the Company’s status as an S Corporation.
     6.12 General Release. Effective as of the Closing, Seller voluntarily, knowingly and irrevocably releases and forever discharges the Company, Purchaser and their respective officers, directors, employees and Affiliates from any and all actions, agreements, amounts, claims, damages, expenses, liabilities and obligations of every kind, nature or description, known or unknown, arising or existing prior to the Closing against the Company, except for (a) any rights of Seller under this Agreement and any other agreements contemplated by this Agreement to be executed at or prior to Closing, including employment and consulting agreements, and (b) any claim for compensation or employee benefits accrued but not paid prior to the Closing Date.
     6.13 Operations of the Company Business Unit Post Closing.
          (a) Purchaser acknowledges that a significant amount of the consideration for this transaction comes through the form of an Earnout potentially payable to Seller. As such, at any time that Seller has the ability to earn an Earnout payment, Purchaser shall, subject to the good faith business judgment of Purchaser’s board of directors and/or management, make commercially reasonable efforts in the then current circumstances to cause the Company Business Unit to act in a manner reasonably intended to enhance the profitability of the Company Business Unit and make good faith efforts to cause the Company Business Unit:
               (i) for so long as Seller remains an officer of the Company, the Company Business Unit or Purchaser, to regularly consult with and consider in good faith the recommendations and requests of Seller regarding management of then current projects proposed to be undertaken by the Company Business Unit; and
               (ii) for so long as Seller remains an officer of the Company, the Company Business Unit or Purchaser, to consult with and consider in good faith the recommendations and requests of Seller regarding the budget for the Company Business Unit.
          (b) Purchaser shall use commercially reasonable efforts to maintain a financial reporting system that will separately account for Revenue, EBITDA, EBITDA Margins and Corporate Overhead Charges.
          (c) The agreements provided for in this Section 6.13 shall survive the Closing for a period until the earlier of (i) the Earnout Termination Date or (ii) the earliest date after which the Seller shall no longer be able, or otherwise eligible, to become entitled to any Earnout payments or additional Earnout payments under Section 1.6(b).
ARTICLE 7
CONDITIONS TO CLOSING
     7.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) Governmental and Regulatory Approvals. Approvals from any Governmental or Regulatory Authority (if any) necessary for consummation of the transactions contemplated hereby shall have been obtained.
          (b) No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall be in effect; nor shall there be any Law or Order enacted, entered, enforced or deemed applicable to the Acquisition or the other transactions contemplated by the terms of this Agreement that would (i) prohibit the consummation of the Acquisition, (ii) prohibit or restrict Purchaser from exercising full voting rights with respect to its shares of capital stock of the Company or (iii) permit consummation of the Acquisition only if certain divestitures were made or if Purchaser were to agree to limitations on its or its Subsidiaries’ business activities or operations.
     7.2 Additional Conditions to Obligations of Seller. The obligations of Seller to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:
          (a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be accurate in all material respects (except for those representations and warranties that are by their terms qualified by a standard of materiality, which representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing as if made on and as of the Closing (other than any such representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate as of such specified earlier date).
          (b) Performance. Purchaser shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.
          (c) Closing Certificate. Purchaser shall have delivered to Seller a certificate, dated the date of the Closing and executed by a duly authorized officer, to the effect that each of the conditions specified in Sections 7.2(a) and (b) above is satisfied in all respects.
     7.3 Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:
          (a) Representations and Warranties. The representations and warranties of Seller and the Company contained in this Agreement shall be accurate in all material respects (except for those representations and warranties that are by their terms qualified by a standard of materiality, which representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing as if made on and as of the Closing (other than representations and warranties which by their express terms are made as of a specified earlier date, which shall be accurate as of such specified earlier date).
          (b) Performance. Seller and the Company shall have performed and complied with in all material respects each agreement, covenant or obligation required by this Agreement to be so performed or complied with by Seller or the Company, as the case may be, at or before the Closing.
          (c) Closing Certificate. Seller and the Company shall have delivered to Purchaser a certificate, dated the date of the Closing, to the effect that each of the conditions specified in Sections 7.3(a), (b), (e), (f), (g) and (h) is satisfied in all respects.
          (d) Legal Opinion. Purchaser shall have received a legal opinion in form and substance satisfactory to Purchaser in its sole discretion from Taylor Hodkin Kopelowitz & Ostrow, P.A., counsel to Seller and the Company (or such other law firm as may be satisfactory to Purchaser in its sole discretion), addressing each of the matters set forth in the form attached hereto as Exhibit A.
          (e) Approvals; Customer Interviews; Contract Amendments.
               (i) Approvals, if any, from any Person necessary for consummation of the transactions contemplated hereby shall have been obtained, including any Approvals required to be disclosed in Schedule 2.6(c), and copies thereof (in form and substance satisfactory to Purchaser in its sole discretion) delivered to Purchaser.
               (ii) Purchaser shall have completed to its satisfaction, in its sole discretion, interviews (including conversations regarding the Acquisition) with the customers of the Company listed on Schedule 7.3(e)(ii); provided however, that such interviews shall have occurred prior to the date seven (7) days following the date hereof or, in the event such interviews cannot be conducted prior to such date and so long as Purchaser is in good faith attempting to conduct such interviews, as soon as practicable after such date.
               (iii) Each of the Contracts set forth on Schedule 7.3(e)(iii) shall have been amended by the parties as set forth on Exhibit B hereof.
               (iv) The Company and Keats McFarland & Wilson LLP (“KMW”) shall have entered into the service agreement set forth on Exhibit C attached hereto, and the Company shall have entered into or otherwise have in effect an agreement with Venable Campillo Logan & Meaney (“VCLM”), satisfactory to Purchaser in its sole discretion, under which VCLM shall provide the services set forth on, and in accordance with, Schedule 2.30(b).
               (v) Each of the parties listed on Schedule 7.3(e)(v) shall have entered into an engagement letter with KMW in the form of Exhibit D.
               (vi) The representations and warranties of Seller and the Company contained in Section 2.30 shall be accurate in all respects as of the Closing as if made on and as of the Closing.

          (f) Material Adverse Effect. There shall have not have occurred any Material Adverse Effect since the date hereof.
          (g) Termination of Financing Statements, Release of Liens. All Liens on the Assets shall have been terminated and Seller and the Company shall have filed or caused the filing of UCC termination statements under applicable Laws with respect to such Liens, and the Company shall have satisfied the indebtedness of the Company secured by such Liens, delivered payoff letters with respect to such indebtedness (pursuant to Section 1.3(a)(ii)), and terminated the agreements pursuant to which such indebtedness was secured, all pursuant to documentation delivered to Purchaser and satisfactory to Purchaser in its sole discretion.
          (h) Release. (i) Seller shall have obtained and delivered to Purchaser a release from Adam Cohen, to the effect that Mr. Cohen has no further interest (whether equity or otherwise) in, or claim against, the Company, and otherwise in the form attached hereto as Exhibit E, and such release shall be in full force and effect, and (ii) since the date hereof, no material “Claim” (as defined in such Exhibit E) of Purchaser or the Company against Mr. Cohen or any of “Mr. Cohen’s Affiliates” (as defined in such Exhibit E) shall have arisen.
          (i) Consent of Bank of America. Purchaser shall have obtained from Bank of America, N.A., in form and substance satisfactory to Purchaser in its sole discretion, its consent to finance the Acquisition under that certain Credit Agreement by and among Purchaser, certain subsidiaries thereof, Bank of America, N.A., and L/C Issuer, dated as of July 3, 2006.
          (j) Ancillary Agreements.
               (1) Seller shall have executed and delivered to Purchaser the employment agreement between Seller and the Company (or Purchaser), in the form attached hereto as Exhibit F (the “Employment Agreement”); and
               (2) Each of Seller and Adam Cohen shall have executed and delivered to Purchaser an Intellectual Property Assignment Agreement, in the forms attached hereto as Exhibit G-1 and Exhibit G-2, and such Intellectual Property Assignment Agreements shall be in full force and effect.
          (k) Employee Matters. The Company shall have taken the actions with respect to its employees, contractors and Plans set forth on Schedule 7.3(k).
          (l) Stock Certificates. Seller shall have delivered to Purchaser the certificate or certificates representing all of the issued and outstanding Company Stock, duly endorsed in blank, or accompanied by a duly executed blank stock power.
          (m) Financial Information. Seller shall have delivered to Purchaser a complete copy of the Company’s quick books application, updated to a date reasonably acceptable to Purchaser.
          (n) Lease Agreement. That certain Office Lease with respect to Vintage Pointe Office Condominiums Units 260 & 270, 2633 E. Indian School Road, Phoenix, AZ dated

October 24, 2007 between the Company and SGATP, LLC shall have been amended and restated by the parties thereto as set forth on Exhibit H.
          (o) Assignments. Each inventor with respect to any and all patent applications set forth on Schedule 2.17(a) shall have executed and delivered to Purchaser a recordable assignment of each such patent application, in form and substance acceptable to Purchaser in its sole discretion.
ARTICLE 8
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
     8.1 Survival of Representations and Warranties and Covenants; No Contribution. Except for the representations and warranties set forth in Sections 2.2, 2.3, 2.16, 2.17(i), (k), (l), (o), and (r), 2.30, 3.1, 3.2 and 4.2 (which shall survive the Closing and also continue forever), and Sections 2.11 and 2.14 and the remaining provisions of Section 2.17 (which shall survive the Closing and also continue until the applicable statute of limitations has expired), all of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue until the first anniversary of the Closing Date. Except in the event an “Indemnified Party” (as defined below) makes a written claim for indemnification against an “Indemnifying Party” (as defined below) prior to such expiration, no Action or Proceeding may be instituted to enforce, or seek damages or other remedies with respect to the breach of, any representation or warranty after the expiration of the period of survival for such representation or warranty as described above. Seller shall not have any right to seek contribution from the Company with respect to all or any part of Seller’s indemnification obligations under this Article 8.
     8.2 Indemnification.
          (a) Seller and the Company shall, jointly and severally, before the Closing, and Seller shall, after the Closing, indemnify and hold harmless Purchaser, its Affiliates (including, after the Closing, the Company), and their respective officers, directors, agents, successors and assigns (“Purchaser Indemnified Parties”) from and against any and all Liabilities, losses, damages of any kind, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims) actually suffered or incurred by them (including in connection with any action brought or otherwise initiated by any of them) (hereinafter, “Loss(es)”) arising out of or resulting from:
               (i) any inaccuracy in or breach of any representation or warranty of Seller or the Company, as of the date of this Agreement and as if such representation or warranty were made on and as of the Closing Date, contained in this Agreement or in the Ancillary Agreements or any other instrument delivered pursuant to this Agreement;
               (ii) any breach of any covenant or agreement made by Seller or the Company in this Agreement or in the Ancillary Agreements or any other instrument delivered pursuant to this Agreement, other than any covenant or agreement to be performed by the Company after the Closing;
               (iii) Seller’s indemnification obligations under Section 6.11;
               (iv) any Company Expenses required to be paid by Seller pursuant to Section 6.4 and any Company Debt;
               (v) the matters set forth on Schedule 8.2(a)(v); or
               (vi) any violation, in connection with the operation of the Business, of any employment-related Law or Order applicable to the Company, the Business or any of the Assets.
          (b) Purchaser shall indemnify and hold harmless Seller and his Affiliates, successors and assigns (“Seller Indemnified Parties”) from and against any and all Losses arising out of or resulting from:
               (i) any inaccuracy in or breach of any representation or warranty of Purchaser, as of the date of this Agreement and as if such representation or warranty were made on and as of the Closing Date, contained in this Agreement or in the Ancillary Agreements or any other instrument delivered pursuant to this Agreement; or
               (ii) any breach of any covenant or agreement made by Purchaser in this Agreement or in the Ancillary Agreements or any other instrument delivered pursuant to this Agreement.
     8.3 Third Party Claim Indemnification Procedures.
          (a) The obligations and Liabilities of any Person required to provide indemnification under this Article 8 (each, an “Indemnifying Party”) with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article 8 (“Third Party Claims”) shall be governed by and contingent upon the terms and conditions set forth in this Section 8.3. If any Person entitled to indemnification pursuant to Section 8.2(a) or 8.2(b) (an “Indemnified Party”) shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within ten (10) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its respective obligations under this Article 8 except to the extent that the Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.
          (b) The Indemnifying Party shall be entitled to assume and control the defense of a Third Party Claim at its expense and through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) days after the receipt of such notice from the Indemnified Party; provided, however, if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently and the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by any party conducting the defense against such claim without the prior written consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned.
     8.4 Right to Set-Off. The Earnout and the Holdback Amount shall be available to Purchaser to satisfy any payment obligations of Seller under Section 1.4(e) hereof or indemnification obligations of Seller under this Article 8. The rights of Purchaser under this Section 8.4 shall be in addition to and not in limitation of any other rights and remedies to which Purchaser is or may be entitled under this Agreement or any of the Ancillary Agreements, or at law or in equity, including injunctive relief. Seller agrees that Purchaser may set-off against any portion of the Earnout to be delivered to Seller pursuant to Section 1.5 and/or the Holdback Amount the full amount of any Losses required to be paid by such Seller pursuant to this Article 8 or pursuant to Section 1.4(e) hereof. If the amount of the Earnout and/or the Holdback Amount that is set-off against in accordance with the preceding sentence is less than any Losses, written notice of a request for additional payment in cash to satisfy any such Losses shall be made by Purchaser.
     8.5 Indemnification Basket. Notwithstanding anything to the contrary contained in this Agreement, no obligation of any Indemnifying Party hereunder with respect to any indemnifiable Loss otherwise payable by such Indemnifying Party under Section 8.1(a)(i) or Section 8.1(b)(i), as the case may be, shall be payable until such time as all indemnifiable Losses payable by such Indemnifying Party shall exceed Seventy-Five Thousand Dollars ($75,000) (the “Indemnification Basket”), at which time such Indemnifying Party shall be liable for Seventy-Five Thousand Dollars ($75,000) and all Losses above the Indemnification Basket that such Indemnifying Party is required to indemnify; provided, however, that the limitations set forth in this Section 8.5 shall not apply to indemnification claims arising from any inaccuracy or breach of any representation or warranty of the Company, Seller or Purchaser contained in Sections 2.2, 2.3, 2.11, 2.14, 2.16, 2.17(i), (k), (l), (o), and (r), 2.30, 3.1, 3.2 and 4.2.

ARTICLE 9
TERMINATION, AMENDMENT AND WAIVER
     9.1 Termination. This Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:
          (a) by mutual agreement of Seller and Purchaser;
          (b) by Purchaser or Seller if: (i) the Closing has not occurred before 5:00 p.m. (Eastern Time) on December 31, 2007 (provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure, or the failure of any of such party’s Affiliates, to fulfill any material obligation hereunder has been the cause of, or resulted in the failure of the Closing to occur on or before such date); (ii) there shall be a final nonappealable Order in effect preventing consummation of the Acquisition; or (iii) there shall be any Law or Order enacted, promulgated or issued by any Governmental or Regulatory Authority that would make consummation of the Acquisition illegal.
          (c) by Purchaser if there shall be any Law or Order enacted, promulgated or issued or deemed applicable to the Acquisition, by any Governmental or Regulatory Authority, which would: (i) prohibit Purchaser’s ownership or operation of all or any portion of the Business or Assets or (ii) compel Purchaser to dispose of or hold separate all or any portion of the Assets as a result of the Acquisition;
          (d) by Purchaser if it is not in breach of its representations, warranties, covenants and agreements under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Seller or the Company and as a result of such breach any of the conditions set forth in Section 7.1 or Section 7.3, as the case may be, would not be satisfied prior to the date specified in Section 9.1(b)(i); and
          (e) by Seller if it is not in breach of its representations, warranties, covenants and agreements under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Purchaser and as a result of such breach any of the conditions set forth in Section 7.1 or Section 7.2, as the case may be, would not be satisfied as of the date specified in Section 9.1(b)(i).
          (f) by Seller if it is not in breach of its representations, warranties, covenants and agreements under this Agreement and, as of the date that is Ten (10) Business Days following the satisfaction (and written notice thereof by Seller to Purchaser) of each of the conditions set forth in Sections 7.1 and  7.3 (other than Section 7.3(i)), Purchaser does not have sufficient cash on hand or availability under an existing credit facility to consummate the transactions contemplated by this Agreement.
     9.2 Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, the Company or Seller, or their respective officers, directors or stockholders or Affiliates or Associates; provided, however, that each party shall remain liable for any breaches of this Agreement in accordance with its terms prior to its termination; and provided further that, the provisions of Section 6.3 (except for the obligations of Seller and its Affiliates under Sections 6.3(b) with respect to Confidential Information of the Company), 6.4, 6.5 and 9.2, Article 10 (exclusive of Section 10.3) and the applicable definitions set forth in Article 11 shall remain in full force and effect and survive any termination of this Agreement.
     9.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.
ARTICLE 10
MISCELLANEOUS PROVISIONS
     10.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission against facsimile confirmation or mailed by a nationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:
     If to Purchaser or the Company (after the Closing) to:
Intersections Inc.
14901 Bogle Drive, Suite 300
Chantilly, Virginia 20151
Facsimile No.: (703) 488-6180
Attn: Chief Legal Officer
     with a copy (which shall not constitute notice) to:
Venable LLP
8010 Towers Crescent Drive, Suite 300
Vienna, Virginia 22182
Facsimile No.: (703) 821-8949
Attn: Joseph C. Schmelter, Esq.
     If to the Company (prior to Closing) or Seller:
Net Enforcers, Inc.
4939 W Ray Road, Suite 4-154
Chandler, AZ 85226
Facsimile No.: (954) 827-2381
Attn: Joseph C. Loomis
     with a copy (which shall not constitute notice) to:
Seidman, Prewitt, DiBello & Lopez, P.A.
5900 Broken Sound Parkway NW
Boca Raton, Florida 33487

Facsimile No.: (305) 668-8892
Attn: Neil Seidman, Esq.
All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 10.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 10.1, be deemed given upon facsimile confirmation, and (c) if delivered by overnight courier to the address as provided in this Section 10.1, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 10.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice in the manner provided herein specifying such change to the other party hereto.
     10.2 Entire Agreement. This Agreement and the Exhibits and Schedules hereto, including the Non-disclosure Agreement to the extent incorporated herein by reference pursuant to Section 6.3(a) hereof, constitute the entire Agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (including the Letter of Intent dated August 20, 2007 between the Company and Purchaser).
     10.3 Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing, each party shall execute and deliver to the other parties such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other party to fulfill its obligations under this Agreement and the transactions contemplated hereby. Each party agrees to cooperate in causing the conditions to its obligations to consummate the Acquisition to be satisfied.
     10.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.
     10.5 Third-Party Beneficiaries. Except as expressly provided herein, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Article 8.
     10.6 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other party, and any attempt to do so will be void; provided, however, that Purchaser may assign all or a portion of its rights and obligations under this Agreement, following written notice to Seller, to (a) one or more Affiliates, or (b) any lender providing financing to Purchaser or the Company (as applicable) or any of their Affiliates and any such lender may exercise all of the rights and remedies of Purchaser hereunder; and provided, further, that no such assignment will relieve Purchaser of its obligations under this Agreement. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.
     10.7 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
     10.8 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
     10.9 Governing Law; Consent to Jurisdiction.
          (a) This Agreement, any Ancillary Agreements and any other closing documents shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles or rules regarding conflicts of laws.
          (b) Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought and determined by either a state court or federal court sitting in the Commonwealth of Virginia and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counter claim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 10.9, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     10.10 WAIVER OF TRIAL BY JURY. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.
     10.11 Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto, but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.
     10.12 Counterparts; Facsimiles. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic data file transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes (and such signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes).
     10.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Notwithstanding Section 10.9, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Nothing in Article 8 shall be construed or interpreted to limit this Section 10.13.
ARTICLE 11
DEFINITIONS
     11.1 Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:
          “Acquisition” shall have the meaning set forth in Recital B of this Agreement.
          “Actions or Proceedings” means any action, suit, complaint, subpoena, petition, investigation, proceeding, arbitration, mediation, litigation or Governmental or Regulatory Authority investigation, audit, document request or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental or Regulatory Authority.
          “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.
          “Agreement” means this Stock Purchase Agreement, including (unless the context otherwise requires) the Exhibits, the Schedules and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.
          “Ancillary Agreements” shall have the meaning set forth in Section 2.2.
          “Appraiser” shall have the meaning set forth in Section 6.11(h).
          “Approval” means any approval, authorization, consent, novation, Permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.
          “Arbitrator” shall have the meaning set forth in Section 1.4(d).
          “Assets” shall mean all assets and properties of the Company of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, used, owned, licensed or leased by the Company, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.
          “Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.
          “Books and Records” means all files, documents, instruments, papers, books and records relating to the Business, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans.
          “Business” means the business of the Company as such business is presently conducted and has been conducted in the past.
          “Business Combination” means, with respect to any Person, (a) any merger, consolidation, share exchange, reorganization or other business combination transaction to which such Person is a party, (b) any sale, or other disposition of all or substantially all of the capital stock or other equity interests of such Person, (c) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction, (d) any sale, dividend or other disposition of all or a substantial portion of the assets of such Person (including by way of exclusive license or joint venture formation) other than sales of inventory and the granting of licenses in the ordinary course of such Person’s business, or (e) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of such Person, to do any of the foregoing.
          “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the Commonwealth of Virginia are authorized or obligated to close.
          “Closing” shall have the meaning set forth in Section 1.2.
          “Closing Assets” shall have the meaning set forth in Section 1.4(a).
          “Closing Balance Sheet” shall have the meaning set forth in Section 1.4(a).
          “Closing Cash Balances” shall have the meaning set forth in Section 1.4(a).
          “Closing” shall have the meaning set forth in Section 1.2.
          “Closing Date” shall have the meaning set forth in Section 1.2.
          “Closing Payment” shall have the meaning set forth in Section 1.3(a).
          “Closing Payment Adjustment” shall have the meaning set forth in Section 1.4(b).
          “Closing Payment Working Capital Adjustment” shall have the meaning set forth in Section 1.4(b).
          “Closing Working Capital Amount” shall have the meaning set forth in Section 1.4(a).
          “Commercially Available Programs” shall have the meaning set forth in Section 2.17(c).
          “Company” shall have the meaning set forth in the Preamble of this Agreement.
          “Company Business Unit” shall mean the Company and, in the event Company is merged with or into or otherwise consolidated with Purchaser or any of its Affiliates and Company is not the survivor of such merger or consolidation, or the assets and properties of the Company are otherwise assigned and transferred to Purchaser or any of its Affiliates, then the business unit of Purchaser or its Affiliates which after such merger, consolidation or asset transfer consists solely of such business, assets, employees and operations as comprised Company’s business, assets, employees and operations immediately prior to such merger, consolidation or asset transfer.
          “Company Expenses” shall have the meaning set forth in Section 6.4.
          “Company Financials” shall have the meaning set forth in Section 2.7.

          “Company Intellectual Property” shall mean any and all Intellectual Property that is owned by or in the name of the Company or to which the Company is entitled to an assignment, including the copyrights and other Intellectual Property in and to the Company Software and Systems, all rights to the name “Net Enforcers” and all derivatives thereof, and all trade names and trade name rights, service marks and service mark rights (whether or not registered), service names and service name rights associated therewith, including Company Registered Intellectual Property.
          “Company Registered Intellectual Property” means all Registered Intellectual Property owned by or in the name of the Company or any of its Subsidiaries, or to which any of them is entitled to an assignment, including the provisional patent applications set forth in Schedule 2.17(a).
          “Company Options” means any Option to purchase or otherwise acquire Company Stock.
          “Company Software and Systems” shall have the meaning set forth in Section 2.17(c).
          “Company Stock” shall have the meaning set forth in Section 2.3(a).
          “Company’s Permits” shall have the meaning set forth in Section 2.13(b).
          “Competing Proposed Transaction” shall have the meaning set forth in Section 5.2.
          “Confidential Information of Purchaser” shall have the meaning set forth in Section 6.3(b).
          “Confidential Information of the Company” shall have the meaning set forth in Section 6.3(b).
          “Contract” means any note, bond, mortgage, contract, license, lease, sublease, covenant, commitment, statement of work, power of attorney, proxy, indenture, or other written or oral agreement or arrangement, including any Government Contract.
          “Corporate Overhead Charges” shall have the meaning set forth in Section 1.5(a).
          “Debt” means all of the Company’s indebtedness and other liabilities, excluding accounts payable arising in the ordinary course of business, and including without duplication: (A) all liabilities for money borrowed and indebtedness evidenced by notes, debentures, bonds or other similar instruments; (B) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations, all obligations under any title retention agreement, and all obligations in respect of earnout payments or contingent payments related to the acquisition of assets or businesses; (C) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (A) and (B) above) entered into in the ordinary course of business to the extent such letters of credit are not drawn upon); (D) all obligations to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under GAAP, and the amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP; (E) the amount of any dividends declared but not yet paid; (F) all obligations of the type referred to in this definition of Debt of other Persons for which the Company is responsible or liable as obligor, guarantor, or otherwise; (G) all obligations of the type referred to in this definition of Debt of other Persons secured by any Lien on any property or asset of the Company (whether or not such obligation is assumed by the Company); and (H) all penalty payments, premiums, charges, yield maintenance amounts and other expenses relating to the prepayment of any obligations of the types referred to in this definition of Debt.
          “Delivered Information” shall have the meaning set forth in Section 2.31.
          “Earnout” shall have the meaning set forth in Section 1.3(a).
          “Earnout Period” shall have the meaning set forth in Section 1.5(a).
          “Earnout Proposal” shall have the meaning set forth in Section 1.5(c).
          “Earnout Termination Date” shall have the meaning set forth in Section 1.5(a).
          “EBITDA” shall have the meaning set forth in Section 1.5(a).
          “EBITDA Margin” shall have the meaning set forth in Section 1.5(a).
          “Employment Agreement” shall have the meaning set forth in Section 7.3(j).
          “Environmental Law” means any federal, state, local or foreign environmental, health and safety or other Law relating to Hazardous Materials, including the Comprehensive, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Federal Insecticide, Fungicide and Rodenticide Act.
          “Equipment” means (i) all furniture, fixtures, vehicles, furnishings, molds, toolings, parts, tools, dials, jigs, patterns, office equipment, machine tools and other items of equipment owned or leased by the Company that are used presently or are used on the Closing Date by the Company in the conduct of the Business; (ii) all computers, computer support equipment and software, telephone and communication systems and security systems owned or leased by the Company that are presently used or used on the Closing Date by the Company in the conduct of the Business; (iii) all other furniture, supplies, maintenance equipment and other incidental tangible personal property owned or leased the Company that are presently used or are used on the Closing Date by the Company in the conduct of the Business; and (iv) all other items of tangible personal property owned or leased by the Company that are presently used or used on the Closing Date by the Company in the conduct of the Business.

          “Equity Equivalents” means securities (including Options to purchase any shares of Company capital stock) which, by their terms, are or may be exercisable, convertible or exchangeable for or into common stock, preferred stock or other securities at the election of the holder thereof.
          “ERISA” shall have the meaning set forth in Section 2.14(a).
          “ERISA Affiliate” means any corporation or unincorporated trade or business which is treated as a single employer with the Company under Internal Revenue Code Section 414(b), (c), (m) or (o) or any member of the same controlled group of businesses as the Company within the meaning of ERISA Section 4001(a)(14).
          “Estimated Closing Balance Sheet” shall have the meaning set forth in Section 1.4(a).
          “Funded Holdback Date” shall have the meaning set forth in Section 1.6.
          “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.
          “Government Bid” means any proposal or offer, solicited or unsolicited, made by the Company prior to the Closing Date which, if accepted, would result in a Government Contract.
          “Government Contract” means any Contract to which the Company is a party with any Governmental or Regulatory Authority or any Contract to which the Company is a party that is a subcontract (at any tier) with another Person that holds either a prime contract with any Governmental or Regulatory Authority or a subcontract (at any tier) under such a prime contract.
          “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange, quotation service and the National Association of Securities Dealers.
          “Hazardous Material” means (a) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; or (c) any other chemical, material, substance or waste which is regulated by any Governmental or Regulatory Authority or which could constitute a nuisance.
          “Holdback Amount” shall have the meaning set forth in Section 1.6.

          “Indemnification Basket” shall have the meaning set forth in Section 8.5.
          “Indemnified Party” shall have the meaning set forth in Section 8.3(a).
          “Indemnifying Party” shall have the meaning set forth in Section 8.3(a).
          “Intellectual Property” means all trademarks and trademark rights (whether or not registered), trade names and trade name rights, service marks and service mark rights (whether or not registered), service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights (statutory or registered), mask work rights, moral rights, trade dress, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, algorithms, designs, specifications, technology, methodologies, techniques, software and systems used in the past, currently, or contemplated by the Company (including all source code and object code and associated documentation and manuals), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any right to enforce confidential treatment of information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for, registrations of any of the foregoing, and the sole and exclusive right to file for and apply for patents, utility models, trademarks, service marks, domain names, and copyrights, and the sole and exclusive right to sue for past, present, or future infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
          “Investment Assets” means all debentures, notes and other evidences of Debt, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets.
          “KMW” shall have the meaning set forth in Section 7.3(e).
          “Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.
          “Lease Documents” shall have the meaning set forth in Section 2.15(a).
          “Leased Real Property” shall have the meaning set forth in Section 2.15(a).
          “Letters and Notices” shall have the meaning set forth in Section 2.30(a).
          “Liabilities” means all Debt, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

          “License” means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including any covenants not to sue with respect to any Intellectual Property).
          “Liens” means any mortgage, pledge, security interest, lien, easement, covenant, restriction, levy, charge, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities Law.
          “Loss(es)” shall have the meaning set forth in Section 8.2(a).
          “Material Adverse Effect” means any event, fact, circumstance or condition that, individually or in the aggregate with any other such events, facts, circumstances or conditions, has had or would be reasonably expected to have, a material adverse effect on the Business or the operations, prospects, financial condition or results of operations of the Company; provided, however, that any effect relating to economic conditions (which effect does not disproportionately affect the Company) that are generally applicable to the capital, financial, banking or currency markets shall be excluded from the definition of “Material Adverse Effect” and from the determination of whether such a Material Adverse Effect has occurred.
          “Non-disclosure Agreement” shall have the meaning set forth in Section 6.3(a).
          “Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity, income or election of directors of such Person.
          “Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).
          “Other Material IP” shall have the meaning set forth in Section 2.17(a).
          “Permits” means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, insurance brokerage licenses, certificates, orders of, and/or any other authorization required by any Governmental or Regulatory Authority, any other Person, or the Laws of any state in which the Company does business.
          “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

          “Plan” means (a) each of the “employee benefit plans” (as such term is defined in Section 3(3) of ERISA) of which any of the Company or any ERISA Affiliate is a sponsor or participating employer or as to which the Company or any of its ERISA Affiliates makes contributions or is required to make contributions or has any Liability, and (b) any employment, severance or other agreement, plan, arrangement or policy of the Company or any of its ERISA Affiliates (whether written or oral) providing for health, life, vision or dental insurance coverage (including self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, fringe benefits, or for profit sharing, deferred compensation, bonuses, severance, change in control payments, retention benefits, commissions, stock options, stock appreciation rights, phantom stock, restricted stock, restricted stock units or other forms of equity or incentive compensation or post-retirement insurance, compensation or benefits.
          “Post-Closing Adjustment Amount” shall have the meaning set forth in Section 1.4(e).
          “Post-Closing Working Capital Adjustment Amount” shall have the meaning set forth in Section 1.4(e).
          “Pre-Closing Tax Period” shall have the meaning set forth in Section 6.11(b).
          “Process” shall have the meaning set forth in Section 2.30(b).
          “Proprietary Rights Agreement” shall have the meaning set forth in Section 7.3(j).
          “PTO” shall have the meaning set forth in Section 2.17(a).
          “Purchase Price” shall have the meaning set forth in Section 1.3.
          “Purchaser” shall have the meaning set forth in the Preamble of this Agreement.
          “Purchaser Indemnified Parties” shall have the meaning set forth in Section 8.2(a).
          “Registered Intellectual Property” shall mean all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications to trademarks or service marks; (c) registered copyrights and applications for copyright registration; (d) any mask work registrations and applications to register mask works; (e) registered domain names and applications to register domain names, and (f) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental or Regulatory Authority.
          “Revenue” shall have the meaning set forth in Section 1.5(a).
          “Section 338(h)(10) Election” shall have the meaning set forth in Section 6.11(a).

          “Seller” shall have the meaning set forth in the Preamble of this Agreement.
          “Seller Indemnified Parties” shall have the meaning set forth in Section 8.2(b).
          “Straddle Period” shall have the meaning set forth in Section 6.11(c).
          “Subsidiary” means any Person in which the Company or Purchaser, as the context requires, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.
          “Takeover Statute” means a “fair price,” “moratorium,” “business combination,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States.
          “Tax” or “Taxes” means (a) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (b) any Liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period.
          “Tax Liability Amount” shall have the meaning set forth in Section 6.11(a).
          “Tax Return Filing Date” shall have the meaning set forth in Section 6.11(a).
          “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          “Third-Party Claims” shall have the meaning set forth in Section 8.3(a).
          “Treasury Regulations” means the federal income Tax regulations promulgated under the Internal Revenue Code, as amended from time to time, and including corresponding provisions of succeeding regulations.
          “VCLM” shall have the meaning set forth in Section 7.3(e).
          “Warranty Obligations” shall have the meaning set forth in Section 2.27.
    11.2 Construction.
          (a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and the neuter, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,”

“hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the Business and practice of the Company, (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (vii) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. When used herein, the terms “party” or “parties” refer to Purchaser, on the one hand, and the Company (prior to the Closing) and Seller, on the other, and the terms “third party” or “third parties” refers to Persons other than Purchaser, Seller or the Company.
          (b) When used herein, the phrase “knowledge of” Seller and/or the Company or “known to” Seller and/or the Company, means in any such case the actual knowledge of Seller and the officers and directors of the Company after reasonable investigation.
[SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, Purchaser, Seller and the Company, have signed or caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

INTERSECTIONS INC.
By:
Name:
Title:

NET ENFORCERS, INC.
By:
Name:
Title:

Joseph C. Loomis
[Signature Page – Stock Purchase Agreement]

Exhibit _______

LIST OF EXHIBITS TO STOCK PURCHASE AGREEMENT

Exhibit A	Legal Opinion
Exhibit B	Contract Amendments
Exhibit C	KMW Service Agreement
Exhibit D	Form of Engagement Letter with KMW
Exhibit E	Form of Cohen Release
Exhibit F	Employment Agreement between Seller and Company (or Purchaser)
Exhibit G-1	Form of Intellectual Property Assignment Agreement
Exhibit G-2	Form of Intellectual Property Assignment Agreement
Exhibit H	Amendment and Restatement of Office Lease

LIST OF SCHEDULES TO THE STOCK PURCHASE AGREEMENT

Schedule 1.4(a)(2)	Prepaid Revenues
Schedule 1.5(a)	Revenue and EBITDA Adjustments
Schedule 2.1	Foreign Qualifications
Schedule 2.5	Directors and Officers
Schedule 2.6(c)	No Conflicts; Approvals
Schedule 2.7	Company Financial Statements
Schedule 2.8	Books and Records; Organizational Documents
Schedule 2.9	Absence of Changes
Schedule 2.10	Liabilities
Schedule 2.11	Taxes
Schedule 2.11(e)	Taxes
Schedule 2.12	Legal Proceedings
Schedule 2.13	Company Permits
Schedule 2.14(a)	Plans; ERISA
Schedule 2.14(b)	Plans; ERISA
Schedule 2.15(a)	Real Property
Schedule 2.15(b)	Real Property
Schedule 2.15(c)	Real Property
Schedule 2.16	Assets
Schedule 2.17(a)	Intellectual Property
Schedule 2.17(c)	Intellectual Property
Schedule 2.17(g)	Intellectual Property
Schedule 2.17(h)	Intellectual Property
Schedule 2.17(i)	Intellectual Property
Schedule 2.17(j)	Intellectual Property
Schedule 2.17(q)	Intellectual Property
Schedule 2.17(s)	Intellectual Property
Schedule 2.17(t)	Intellectual Property
Schedule 2.18(a)	Contracts
Schedule 2.18(b)	Contracts
Schedule 2.18(c)	Contracts

Schedule 2.18(e)	Contracts
Schedule 2.19	Insurance
Schedule 2.20(a)	Affiliate Transactions
Schedule 2.20(b)	Affiliate Transactions
Schedule 2.21(b)(i)	Employees; Labor Relations
Schedule 2.21(b)(ii)	Employees; Labor Relations
Schedule 2.23	Substantial Customers and Suppliers
Schedule 2.24	Accounts and Notes Receivable
Schedule 2.25	Other Negotiations; Brokers; Third-Party Expenses
Schedule 2.26	Banks and Brokerage Accounts
Schedule 2.27	Warranty Obligations
Schedule 2.30(a)	Customer Services
Schedule 2.30(b)	Customer Services
Schedule 3.3(b)	No Conflicts; Approvals
Schedule 3.4	Legal Proceedings
Schedule 4.3(c)	No Conflicts; Approvals
Schedule 5.1	Conduct of Business
Schedule 7.3(e)(ii)	Approvals; Customer Interviews, Contract Amendments
Schedule 7.3(e)(iii)	Approvals; Customer Interviews, Contract Amendments
Schedule 7.3(e)(v)	Approvals; Customer Interviews, Contract Amendments
Schedule 7.3(k)	Employee Matters
Schedule 8.2(a)(v)	Indemnification

(The schedules and exhibits to the Stock Purchase Agreement have been omitted. Intersections Inc. will furnish copies of such schedules and exhibits supplementally to the Commission upon request.)